Exhibit 4.1

EXCHANGE AND PURCHASE AGREEMENT

This EXCHANGE AND PURCHASE AGREEMENT (this “Agreement”) is dated as of May 9, 2014 by and among Gevo, Inc., a Delaware corporation (the “Company”), Gevo Development, LLC, a Delaware limited liability company (“Gevo LLC”), Agri-Energy, LLC, a Minnesota limited liability company (“AE LLC”), and each other party who hereafter executes and delivers a Guarantor Joinder Agreement (an “Additional Guarantor,” and collectively with the Company, Gevo LLC and AE LLC, the “Company Parties”) in the form attached hereto as Exhibit A (the “Guarantor Joinder Agreement”) agreeing to be bound by the terms hereof, WB Gevo, Ltd., a BVI Business Company incorporated in the British Virgin Islands (“Whitebox”), Whitebox Advisors LLC, in its capacity as administrative agent under the Loan Agreement (as defined herein) (the “Administrative Agent”), and Whitebox Advisors LLC, in its capacity as representative of the Purchaser under this Agreement (the “Representative”), and each other party who hereafter executes and delivers a Joinder Agreement (each, a “Joining Party,” and together with Whitebox, referred to herein as a “Purchaser” or “Lender,” as the context requires) in the form attached as Exhibit B hereto (the “Purchaser Joinder Agreement,” and collectively with the Guarantor Joinder Agreement, the “Joinder Agreement,”) agreeing to be bound by the terms hereof.

RECITALS

WHEREAS, the Company Parties have entered into a Term Loan Agreement, dated as of the date hereof (the “Loan Agreement”), by and among the Company Parties, Whitebox and the Administrative Agent, whereby Whitebox has agreed to provide a loan or loans to the Company in an aggregate amount up to $31,088,083, upon the terms and conditions stated in the Loan Agreement (the “Senior Loan”);

WHEREAS, pursuant to the terms of the Loan Agreement, the Lender may exchange, upon certain conditions, a portion or all of the Senior Loan for the Company’s 10.0% Convertible Senior Secured Notes due 2017 (the “Convertible Notes”); and

WHEREAS, the parties hereto desire to enter into this Agreement to set forth the rights and obligations of the parties in connection with such exchange of the Senior Loan and to provide certain other rights and obligations.

NOW, THEREFORE, in consideration of these premises and the mutual agreements, covenants and provisions herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

THE EXCHANGE; ADDITIONAL PURCHASES

Section 1.1 Right to Exchange. The Administrative Agent, acting on behalf of the Lender, shall from time to time, in one or more transactions (subject to the restrictions set forth in Section 1.2 hereof), have the right to exchange during the applicable Exchange Period (as defined herein) a portion or all of the Senior Loan for Convertible Notes, upon the terms and subject to the conditions set forth in Section 2.16 of the Loan Agreement.

Section 1.2 Exchange Notice.

(a) In accordance with the terms of this Agreement, if a party shall elect to exchange all or any portion of the Senior Loan owed to it pursuant to Section 2.16 of the Loan Agreement during an applicable Exchange Period (as defined herein), the Administrative Agent, acting on behalf of such party, shall deliver a notice (an “Exchange Notice”) specifying the principal amount of such Senior Loan to be exchanged for Convertible Notes to the Company prior to 5:00 PM (New York City time) three (3) Business Days (as defined herein) prior to the date of the proposed Exchange (as defined herein). For purposes of this Section 1.2, an “Exchange Period” shall mean: (i) for an Exchange (as defined herein) where the Company shall issue At-the-Market Notes (as defined below) (the “At-the-Market Exchange”), thirty (30) calendar days beginning on the date the Officer’s Certificate set forth in Section 4.13 hereof is delivered to the Administrative Agent; or (ii) for an Exchange where the Company shall issue Below Market Notes (as defined below), the Exchange Period shall begin on the date hereof and continue until the later of (x) ninety (90) days following the date hereof and (y) thirty (30) days after the Stockholder Meeting (as defined herein) (the “Below Market Exchange”).

(b) Each Lender may only exercise its right to conduct an At-the-Market Exchange once during the applicable Exchange Period. Each Lender may conduct a Below Market Exchange any time, and from time to time, during the applicable Exchange Period, so long as the aggregate minimum amount of the Senior Loan to be exchanged is equal to or exceeds $1,000,000; provided, however, that if the aggregate principal amount outstanding under the Senior Loans is less than $1,000,000, the Lender shall be allowed to exchange such amount in one transaction.

Section 1.3 Exchange of the Senior Loan for Convertible Notes. Subject to, and upon the terms and conditions set forth in this Agreement and the Loan Agreement, upon the issuance of an Exchange Notice by the Administrative Agent to the Company, the Company agrees to issue to the parties set forth in the Exchange Notice, and such parties agree to acquire from the Company, Convertible Notes (the “Exchange Notes”) in exchange for the cancellation (as set forth in Section 2.3 herein) of the same principal amount of the Senior Loan, all in the manner and amount set forth in the applicable Exchange Notice. The exchange and cancellation of the Senior Loan contemplated by this Section 1.3, and the terms and conditions applicable thereto as set forth in Section 1.2 hereof and elsewhere in this Agreement, are referred to collectively herein as the “Exchange.” Notwithstanding the foregoing, the Administrative Agent, acting on behalf of the Lender, may designate any Affiliate of the Lender to be the holder of any Exchange Notes received in an Exchange if such designation shall be set forth in the applicable Exchange Notice and such party executes the Purchaser Joinder Agreement attached hereto.

Section 1.4 Form of Exchange Notes.

(a) If the Exchange shall be made pursuant to Section 2.16(a)(i) of the Loan Agreement, the Exchange Notes shall be in the form attached hereto as Exhibit C (the “At-the-Market Note”), and shall be made pursuant to an indenture in substantially the form attached hereto as Exhibit D, subject to the approval of NASDAQ and the provisions of Section 1.4(c) below (the “At-the-Market Indenture”). For the avoidance of doubt, the form of indenture attached hereto as Exhibit D contains provisions for both an At-the-Market Exchange scenario and a Below Market Exchange scenario and if the Exchange is made pursuant to Section 2.16(a)(i) of the Loan Agreement, the indenture will be an At-the-Market Indenture that will contain only those provisions applicable to an At-the-Market Exchange.

(b) If the Exchange shall be made pursuant to Section 2.16(a)(ii) of the Loan Agreement, the Exchange Notes shall be in the form attached hereto as Exhibit C (the “Below Market Note”), and shall be made pursuant to an indenture in substantially the form attached hereto as Exhibit D, subject to the approval of NASDAQ and the provisions of Section 1.4(c) below (the “Below Market Indenture”). For the avoidance of doubt, the form of indenture attached hereto as Exhibit D contains provisions for both an At-the-Market Exchange scenario and a Below Market Exchange scenario and if the Exchange is made pursuant to Section 2.16(a)(ii) of the Loan Agreement, the indenture will be a Below Market Indenture that will contain only those provisions applicable to a Below Market Exchange.

(c) Each party hereto acknowledges and agrees that the form of indenture attached hereto as Exhibit D will be revised prior to the Initial Exchange Date to the extent that such parties mutually deem necessary and appropriate in order to ensure that the applicable terms and provisions thereof conform with the corresponding terms of the Loan Agreement (as adjusted to account for the differing terms and convertible nature of the Exchange Notes) and to reflect the comments of the Trustee (as defined in the Indenture) and the Collateral Trustee (as defined in the Indenture).

Section 1.5 Additional Purchases.

(a) In the event that: (i) the Closing Price (as defined herein) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), equals or is greater than $1.00 per share on at least twenty (20) Trading Days out of thirty (30) consecutive Trading Days (the “Put Period”) beginning on the date the Officer’s Certificate set forth in Section 4.13 hereof is delivered to the Administrative Agent and (ii) the Company is not in possession on the date it provides a Put Notice (as defined herein) of material non-public information that has not been previously disclosed to Whitebox, then the Company shall have the option (the “Initial Put Option”) to require Whitebox, subject to the terms and conditions contained herein, to provide to the Company the Additional Amount (as defined herein) in the form of: (x) an additional senior loan having terms identical to the terms set forth in the Loan Agreement (the “Additional Senior Loan”), (y) the purchase of additional Convertible Notes (the “Put Notes”) (at a purchase price equal to the aggregate principal amount of such Put Notes) having identical terms to the Exchange Notes issued, or available for issuance, pursuant to the Exchange and in accordance with the terms of Section 1.4 hereof, or (z) a combination thereof (allocated in a manner determined by Whitebox in its sole discretion). For the avoidance of any doubt, the manner in which the Additional Amount shall be provided to the Company, and any allocations of such Additional Amount amongst the Purchasers, shall be at the sole discretion of Whitebox. Except as set forth below, the option granted to the Company pursuant to this Section 1.5(a) shall expire within seven (7) Business Days following the expiration of the Put Period (the “Company Exercise Period”), and may be exercised once upon notice by the Company to each of the Administrative Agent and the Representative (a “Put Notice”), who shall forward such Put Notice to Whitebox. Upon receipt of a Put Notice by Whitebox, Whitebox shall notify the

Administrative Agent and/or Representative, as the case may be, of the manner of its providing such Additional Amount, who in turn shall notify the Company. Notwithstanding the foregoing, the Administrative Agent and/or Representative, as the case may be, acting at the direction of Whitebox, may assign Whitebox’s rights under this Section 1.5(a) to any Affiliate of Whitebox if such assignment is set forth in a writing delivered by Whitebox to the Administrative Agent and/or Representative, as the case may be, and such party pays the applicable Additional Amount to the Company and executes the Purchaser Joinder Agreement attached hereto. Notwithstanding anything herein to the contrary, if the Company does not exercise the Initial Put Option within the Company Exercise Period, then a new Put Period (the “Additional Put Period”) shall be deemed to have begun to run beginning on the thirty-first (31) Trading Day following the beginning of the initial Put Period and ending on the sixtieth (60) Trading Day following the initial Put Period, such additional option exercise period to have the same terms and conditions, including the same Company Exercise Period following such additional Put Period, as the Initial Put Option. For the avoidance of doubt, the Additional Put Period shall be treated as a separate and distinct period for purposes of calculating whether the Common Stock is equal to or greater than $1.00 per share for the applicable timeframe, and no days during the initial Put Period where the Common Stock was equal to or greater than $1.00 per share shall be tacked to the Additional Put Period. For the purpose of clarity, if the Company does not provide a Put Notice within the applicable timeframes set forth in this Section 1.5(a) or the conditions precedent to exercising such option by the Company do not occur within the applicable Put Period, Whitebox shall have no commitment or obligation to provide the Additional Amount. Notwithstanding the foregoing, the Company shall not be entitled to exercise such option if it is in violation of the terms of the Registration Rights Agreement and such violation remains uncured. The terms and conditions of the funding of the Additional Senior Loan shall be governed by, and shall be in accordance with, the Loan Agreement.

(b) Notwithstanding anything herein to the contrary, the Additional Senior Loan Amount and the Put Note Amount shall not, in the aggregate, exceed $5,181,348 (the “Maximum Additional Amount”) at any time (excluding, for purposes of this calculation, interest paid in kind). To account for the payment of the Structuring Fee, Whitebox shall be entitled to net fund the Additional Amount. If all or a portion of the Structuring Fee is to be paid by the Company to Whitebox in cash, then the Maximum Additional Amount shall be reduced dollar for dollar to reflect such amount paid in cash.

(c) Notwithstanding any other provision to the contrary, the Structuring Fee shall be paid in U.S. dollars and free and clear of, and without any deduction or withholding for or on account of, any current or future taxes, levies, imposts, duties, charges or other deductions or withholdings levied in any jurisdiction from or through which payment is made, unless such deduction or withholding is required by applicable law, in which event the Company will pay additional amounts so that the Purchaser or Lender, as applicable, will receive the amount that would otherwise have been received but for such deduction or withholding.

(d) Notwithstanding the foregoing, the Company hereby grants an option to Whitebox to purchase up to an aggregate principal amount of $32,000,000 additional Convertible Notes (the “Company Option Notes,” and together with the Put Notes, the “Option Notes,” and the Option Notes, collectively with the Exchange Notes, the “Notes”), at a purchase price equal to the aggregate principal amount of such Company Option Notes purchased (the “Option

Purchase Price”), and having identical terms to the Exchange Notes issued, or available for issuance, pursuant to the Exchange and in accordance with the terms of Section 1.4 hereof, all in the manner and amount set forth in the Option Notice (as defined herein). Said option may be exercised in whole or in part, on one or more occasions, within ninety (90) days of the later of (i) the Initial Exchange Date (as defined herein) or (ii) if applicable, the receipt of approval of the Stockholder Proposals (as set forth in Section 4.1 herein), by the Representative, acting on behalf of Whitebox, providing the Company with a written notice of such exercise (the “Option Notice”). Notwithstanding the foregoing, the Representative, acting at the direction of Whitebox, may assign Whitebox’s right under this Section 1.5(d) to any Affiliate of Whitebox if such assignment shall be set forth in the applicable Option Notice and such party pays the applicable Option Purchase Price to the Company and executes the Purchaser Joinder Agreement attached hereto.

Section 1.6 Payment of Interest. Any accrued but unpaid interest (other than interest paid in kind) on the portion of the Senior Loan so exchanged and cancelled pursuant to the terms of this Agreement from the last interest payment date to, but not including, the Exchange Date shall be paid to the Lender in cash on such Exchange Date by wire transfer to an account or accounts designated by the Administrative Agent. Nothing in this Section 1.6 shall relieve any obligation of the Company to pay interest on any portion of the Senior Loan not exchanged and cancelled.

ARTICLE II

CLOSING OF THE EXCHANGE AND ADDITIONAL PURCHASES

Section 2.1 Delivery and Payment.

(a) Delivery and payment for the Exchange Notes shall be made at the offices of Brown Rudnick LLP, One Financial Center, Boston, Massachusetts at 10:00 AM (New York City time), on or after May         , 2014, or at such other place or on such other date or dates as the parties may mutually agree (each date and time of delivery and payment, an “Exchange Date” and the initial Exchange Date, the “Initial Exchange Date”) (which date shall be within three (3) Business Days after issuance of an Exchange Notice by the Administrative Agent). Delivery of the Exchange Notes shall be made against the exchange and cancellation (as set forth in Section 2.3 herein) of the same principal amount of the Senior Loan held by the Lender.

(b) If either of the options to purchase Option Notes provided for in Sections 1.5(a) (a “Put Option Closing”) or 1.5(d) (an “Option Closing”) hereof are exercised, either by the Company or the Purchaser, as applicable, in accordance with Section 1.5, the Company will deliver the Option Notes (at the expense of the Company) to the Purchaser at Brown Rudnick LLP, One Financial Center, Boston, Massachusetts, on the date specified in the applicable Put Notice or Option Notice, as the case may be, (which shall be within three (3) Business Days after exercise of said put right or option) (each date, an “Option Closing Date”) for the account of the Purchaser, against payment by the Purchaser of the Additional Amount attributable to the Put Notes or the Option Purchase Price, as applicable, to or upon the order of the Company by wire transfer payable in same-day funds to an account specified by the Company on or before the Option Closing Date. In addition, any payment by the Purchaser of the Additional Amount attributable to the Additional Senior Loan shall be paid to or upon the order of the Company by wire transfer payable in same-day funds to an account specified by the Company on or before the Option Closing Date. The Company will deliver to the Purchaser on each Option Closing Date, and the obligations of the Purchaser to purchase the Option Notes shall be conditioned upon the receipt of, supplemental opinions, certificates and letters confirming as of such date the opinions, certificates and letters delivered pursuant to Section 2.2 hereof.

Section 2.2 Delivery Obligations of the Company. The rights and/or obligations of the Lender and Purchaser hereunder to participate in the Exchange and/or purchase Option Notes, as the case may be, shall be subject to the condition that all representations and warranties and other statements of the Company Parties herein are, as of the date hereof, accurate in all material respects (except that any representation or warranty that is qualified as to materiality or “Material Adverse Change,” or words of similar effect, shall be accurate in all respects), to the performance in all material respects by the Company Parties of their obligations hereunder and to the following additional conditions (any of which may be waived by the Purchaser, in its sole discretion):

(a) On the Initial Exchange Date and each Option Closing Date, the Company shall have requested and caused counsel to the Company Parties (each such counsel to be reasonably acceptable to the Administrative Agent or Representative, as the case may be), to furnish to the Administrative Agent or the Representative, as the case may be, (a) such written opinion or opinions, in substantially the form attached hereto as Exhibit E, and (b) such written opinion or opinions, in substantially the form delivered to the Administrative Agent by the Company’s local counsel in Minnesota on the date hereof (provided, that such local counsel opinion, or opinions, will be revised as necessary to reflect the execution of the Indenture) each dated as of such Initial Exchange Date or Option Closing Date;

(b) On the Initial Exchange Date and any subsequent Exchange Date, the Company shall have furnished or caused to be furnished to the Administrative Agent, at the Initial Exchange Date and each subsequent Exchange Date, a certificate executed by the Chief Executive Officer and Chief Financial Officer of each Company Party, on behalf of such Company Party, that (i) the representations and warranties of the Company Parties set forth in Sections 3.1(a), (b), (c), (e)(ii), (x), (y), (hh), (ii), (jj) hereof and Sections 3.1, 3.2, and 3.6 of the Pledge and Security Agreement (collectively, the “Fundamental Representations”) are true and correct in all material respects (except that any representation or warranty that is qualified as to materiality or “Material Adverse Change,” or words of similar effect, shall be accurate in all respects) at and as of such time (except to the extent such Fundamental Representation expressly relates to an earlier date, which such Fundamental Representation shall be true and correct in all material respects (except that any representation or warranty that is qualified as to materiality or “Material Adverse Change,” or words of similar effect, shall be accurate in all respects) as of such earlier date), (ii) the Company Parties have performed in all material respects all of their obligations hereunder to be performed at or prior to such time and (iii) no Default or Event of Default (as such terms are defined in the Loan Agreement and Indenture) shall have occurred and be continuing under the Loan Agreement or the Indenture, and no event or condition exists which after giving of notice or lapse of time or both would give rise to a Default or Event of Default under the Loan Agreement or the Indenture;

(c) On each Option Closing Date other than in connection with a Put Note Closing, the Company shall have furnished or caused to be furnished to the Representative, at each such Option Closing Date, a certificate executed by the Chief Executive Officer and Chief Financial Officer of each Company Party, on behalf of such Company Party, that (i) the representations and warranties of the Company Parties herein, as qualified by the applicable Updated Disclosure Schedule (as defined herein), are true and correct in all material respects (except that any representation or warranty that is qualified as to materiality or “Material Adverse Change,” or words of similar effect, shall be accurate in all respects) at and as of such time (except to the extent such representations and warranties expressly relate to an earlier date, which such representation and warranty shall be true and correct in all material respects (except that any representation or warranty that is qualified as to materiality or “Material Adverse Change,” or words of similar effect, shall be accurate in all respects) as of such earlier date), (ii) the Company Parties have performed in all material respects all of their obligations hereunder to be performed at or prior to such time and (iii) no Default or Event of Default (as such terms are defined in the Loan Agreement and Indenture) shall have occurred and be continuing under the Loan Agreement or the Indenture, and no event or condition exists which after giving of notice or lapse of time or both would give rise to a Default or Event of Default under the Loan Agreement or the Indenture;

(d) On each Option Closing Date in connection with a Put Note Closing, the Company shall have furnished or caused to be furnished to the Representative, at such Option Closing Date, a certificate executed by the Chief Executive Officer and Chief Financial Officer of each Company Party, on behalf of such Company Party, that (i) the representations and warranties of the Company Parties herein, as qualified by the applicable Updated Disclosure Schedule, are true and correct in all material respects (except that any representation or warranty that is qualified as to materiality or “Material Adverse Change,” or words of similar effect, shall be so true and correct in all respects) at and as of such time, except where the failure of such representations and warranties to be so true and correct on such date would have an adverse financial impact on the Company of greater than $2,500,000 (except to the extent such representations and warranties expressly relate to an earlier date, which such representation and warranty shall be true and correct in all material respects (except that any representation or warranty that is qualified as to materiality or “Material Adverse Change,” or words of similar effect, shall be accurate in all respects) as of such earlier date), (ii) the Company Parties have performed in all material respects all of their obligations hereunder to be performed at or prior to such time and (iii) no Default or Event of Default (as such terms are defined in the Loan Agreement and Indenture) shall have occurred and be continuing under the Loan Agreement or the Indenture, and no event or condition exists which after giving of notice or lapse of time or both would give rise to a Default or Event of Default under the Loan Agreement or the Indenture;

(e) On the Initial Exchange Date, any subsequent Exchange Date and each Option Closing Date, the Company shall have delivered the Note, in the form contemplated by the applicable indenture under Section 1.4 herein, executed by the Company, to the Administrative Agent or the Representative, as the case may be;

(f) On the Initial Exchange Date, the Company shall have delivered a copy of the indenture, in the form contemplated pursuant to Section 1.4 herein (the “Indenture”), which shall contain such information as provided in the Officer’s Certificate (as defined herein), executed by the Company and any other party to such Indenture, to the Administrative Agent or the Representative, as the case may be;

(g) On the Initial Exchange Date, the Company shall have delivered to the Administrative Agent a copy of the Pledge and Security Agreement, in substantially the form delivered to the Administrative Agent on the date hereof (provided, that such agreement will be revised as necessary to reflect the execution of the Indenture) (the “Security Agreement”), the Intercreditor Agreement, in substantially the form attached hereto as Exhibit F (the “Intercreditor Agreement”), the Mortgage (as defined in the Indenture), in substantially the form delivered to the Administrative Agent on the date hereof (provided, that such Mortgage will be revised as necessary to reflect the execution of the Indenture) (the “Mortgage”), and any other documents to be executed in connection therewith or the Indenture (the Security Agreement, Intercreditor Agreement, the Mortgage and the documents to be executed in connection therewith or the Indenture, collectively the “Ancillary Agreements”), executed by the Company and any other party to such Ancillary Agreement;

(h) On the Initial Exchange Date, the Company shall have delivered to the Representative a title policy, together with all appropriate endorsements, for the Real Property located at 502 South Walnut Avenue, Luverne, Minnesota 56156 (the “Luverne Property”), together with proof of payment of all fees and premiums for such policy and true and accurate copies of all documents listed as exceptions under such policy;

(i) On each Exchange Date other than the Initial Exchange Date and each Option Closing Date, the Company shall have delivered to the Representative all applicable endorsements with respect to the Title Policy for the Luverne Property which reflect any amendments to the Mortgage, increase coverage to not less than the amount secured by the Mortgage, amend the date of the Title Policy to be the time the most recent amendment to the Mortgage was recorded and do not included any new matters affecting title to the Luverne Property;

(j) On or before the Initial Exchange Date, the Company shall have delivered to the Representative a Phase I Report for the Luverne Property (the “Phase I Report”) prepared by one or more qualified environmental engineering or similar inspection firms, which report or reports shall be in all respects satisfactory to the Representative in its reasonable discretion and upon which report any collateral trustee under the Indenture and the Lenders and Purchasers are expressly entitled to rely on. The Representative hereby acknowledges that the Phase I Report has been previously delivered to it by the Company in satisfaction of this Section 2.2(j), and no further deliverable shall be required to satisfy this condition;

(k) On or before the Initial Exchange Date, a survey of the Luverne Property (and any existing improvements thereon) and surveyor’s certificate, and a municipal liens certificate or certificates evidencing payments of all real estate taxes and municipal charges on such Luverne Property which were due and payable prior to the date hereof. The Representative hereby acknowledges that all deliverables under this Section 2.2(k) have been previously delivered to it by the Company in satisfaction of this Section 2.2(k), and no further deliverables shall be required to satisfy this condition;

(l) On each Exchange Date other than the Initial Exchange Date and Option Closing Date, the Company shall have delivered to the Administrative Agent or Representative, as the case may be, (i) a copy of such amendments or modifications (or similar) to the Ancillary Agreements as may be reasonably necessary or desirable to reflect the additional Exchanges (including, but not limited to, to amend the Mortgage and increase the amount secured thereby), each such Ancillary Agreement (or subsequent amendment or modification thereto) executed by any Company Party and any other party to such Ancillary Agreements, and (ii) in the event that the Mortgage is amended to reflect the additional Exchanges, such written opinion or opinions of counsel to the Company Parties (such counsel to be reasonably acceptable to the Administrative Agent or Representative, as the case may be), in substantially the form of opinion paragraphs 6, 8 and 9 delivered to the Administrative Agent by the Company’s local counsel in Minnesota on the date hereof (provided, that such opinion, or opinions, will be revised as necessary to reflect any required amendments or modifications to the Mortgage in connection with such Exchanges), dated as of such subsequent Exchange Date;

(m) On the Initial Exchange Date, any subsequent Exchange Date and each Option Closing Date, the Company shall be in compliance in all material respects with all of its obligations under that certain Registration Rights Agreement, dated as of the date hereof, between the Company and the Purchaser (the “Registration Rights Agreement”) and, if a Registration Statement (as defined in the Registration Rights Agreement) has previously been declared effective by the Securities and Exchange Commission (the “SEC”), that no Materiality Notices shall have been delivered by the Company to the holders of Registrable Securities (as defined in the Registration Rights Agreement) and be in effect;

(n) On or after the date of any Exchange Notice, any Put Notice or Option Notice, there shall not have occurred any of the following: (i) a suspension or material limitation in trading in securities generally on The New York Stock Exchange or on NASDAQ; (ii) a suspension or material limitation in trading on the Company’s securities on the NASDAQ Global Market; (iii) a general moratorium on commercial banking activities declared by either Federal or New York State authorities or a material disruption in commercial banking or securities settlement or clearance services in the United States; (iv) the outbreak or escalation of hostilities involving the United States or the declaration by the United States of a national emergency or war; (v) the occurrence of any other calamity or crisis or any material change in financial, political or economic conditions in the United States or elsewhere or (vi) the occurrence of a Material Adverse Change that has occurred and is continuing, if the effect of any such event specified in clauses (iv), (v) or (vi), in the judgment of the Administrative Agent or Representative, as the case may be, makes it impracticable or inadvisable to proceed with the transactions contemplated hereby or the delivery of the Notes being delivered at such time of delivery on the terms and manner contemplated hereby;

(o) On the Initial Exchange Date or any Option Closing Date in connection with a Put Note Closing, since the date of this Agreement, no event or circumstances that would reasonably be expected to cause a Material Adverse Change shall have occurred and be continuing;

(p) On the Initial Exchange Date, any subsequent Exchange Date and each Option Closing Date, any actions for the shares of the Common Stock issuable upon the conversion of the Notes to be duly listed for quotation on the NASDAQ Global Market shall have been taken, and reasonably satisfactory evidence of such actions shall have been provided;

(q) On each Option Closing Date, the Company shall have delivered to the Administrative Agent or Representative, as the case may be, Updated Disclosure Schedules, updated as of such Option Closing Date, as the case may be, which shall be, other than in the case of a Put Option Closing, satisfactory to the Administrative Agent or Representative, as the case may be, in their sole discretion; and

(r) Such other customary information, certificates (including, but not limited to, good standing certificates, secretary certificates and other officer certificates) and documents relating to any Company Party as the Administrative Agent or Representative, as the case may be, may reasonably request.

Section 2.3 Cancellation of the Senior Loan. Subject to the terms and conditions of the Loan Agreement, upon the consummation of an Exchange, any portion of the Senior Loan so exchanged shall be deemed fully paid, terminated, cancelled and discharged in full. The balance of the outstanding Senior Loan (if any), after giving effect to any Exchange, shall remain outstanding. Upon the consummation of an Exchange, the Administrative Agent shall remit Reserve Funds (as defined in the Loan Agreement), in an amount equal to ten percent (10%) of the principal amount of such Exchange, to the Trustee (as defined in the Indenture) to be held as Reserve Funds (as defined in the Indenture) in accordance with Section 4.01 of the Indenture. Nothing herein shall relieve the Company or any subsidiaries of the Company from any obligations under the Loan Agreement that survive the cancellation and discharge of the Senior Loan or any portion thereof.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of the Company Parties. Each of the Company Parties, jointly and severally, represents and warrants to, and agrees with, each Lender and Purchaser as set forth below in this Article III, subject to the exceptions disclosed in writing in the Company Party Disclosure Schedules as of the date hereof, each of which is being relied upon by such Purchaser or Lender, as the case may be, as a material inducement to enter into and perform this Agreement. All of the disclosure schedules referenced below and thereby required of the Company Parties pursuant to this Agreement, which disclosure schedules shall be cross-referenced to the specific sections and subsections of this Agreement and delivered pursuant to Section 4.12, are referred to herein as the “Company Party Disclosure Schedules.”

(a) Each Company Party is an entity of the type identified on Section 3.1(a) of the Company Party Disclosure Schedules, duly organized, validly existing and in good standing under the laws of its state of organization identified on Section 3.1(a) of the Company Party Disclosure Schedules. Each Company Party is in good standing and qualified to do business in each other jurisdiction where its ownership or lease of property or conduct of its business requires such qualification, except where the failure to be in good standing could not reasonably be expected to result in a Material Adverse Change. No Company Party has any Subsidiaries other than those identified in Section 3.1(a) of the Company Party Disclosure Schedules and there are no Excluded Subsidiaries.

(b) The execution, delivery, and performance by each Company Party of this Agreement, the Indenture, the Registration Rights Agreement, any Notes, and the Ancillary Documents (collectively, the “Equity Documents”) to which it is a party and the consummation of the transactions contemplated hereby and thereby (i) are within such Company Party’s governing powers, (ii) have been duly authorized by all necessary governing action, (iii) do not contravene (A) such Company Party’s Organizational Documents or (B) any material provision of any law or any contractual restriction binding on or affecting such Company Party, and (iv) will not result in or require the creation or imposition of any Lien prohibited by the Loan Agreement. Each Company Party has all requisite power and authority to carry on its business as now conducted and proposed to be conducted and to own and leases its property.

(c) No consent, order, authorization, or approval or other action by, and no notice to or filing with, any Governmental Authority or any other Person is required for the due execution, delivery, and performance by any Company Party of the Equity Documents to which such Company Party is a party or the consummation of the transactions contemplated hereby and thereby, except for (i) the filing of UCC-1 financing statements and Mortgages (as defined in the Loan Agreement) in the state and county filing offices, (ii) those consents and approvals that have been obtained or made on or prior to the date hereof and that are in full force and effect, (iii) the filing of a Current Report on Form 8-K (a “Form 8-K”) with the SEC, (iv) the requisite stockholder approval of the Stockholder Proposals (as defined herein), (v) the filing of an additional listing application with the Nasdaq Stock Market LLC and (vi) other filings and recordings with respect to the Collateral to be made by, or otherwise delivered to Administrative Agent by the date hereof, for filing or recordation (including, with respect to Intellectual Property, the filing of security agreements with the United States Patent and Trademark Office or the United States Copyright Office (solely to the extent perfection could be achieved by such filings)). The execution, delivery, and performance by each Company Party of the Equity Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby will not violate or result in a default or require any consent or approval under any indenture, agreement, Organizational Document or other instrument biding upon the applicable Company Party or its property, or give rise to a right thereunder to require any payment to be made by such Company Party, except for violations, defaults or the creation of such rights that could not reasonably be expected to result in a Material Adverse Change.

(d) Reserved

(e)

(i) All financial statements of any Company Party or Subsidiary delivered to Administrative Agent, Representative or any Lender or Purchaser by or on behalf of any Company Party or Subsidiary in connection with or pursuant to this Agreement, the Loan Agreement or any other Ancillary Document or document in connection with the transactions contemplated hereby or thereby, including any pro forma balance sheets of the Company Parties delivered on the date hereof have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and fairly present in all material respects the financial positions and results of operations of the applicable Company Party or Subsidiary covered thereby as of the dates and for the periods indicated therein. All projections delivered from time to time to Administrative Agent, Representative or any Lender or Purchaser, as applicable, have been prepared on the basis of assumptions that the Company believes are fair and reasonable as of the date of preparation in light of current and reasonably foreseeable business conditions (it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Company Parties, and no assurances can be given that such projections will be realized, and are not to be viewed as facts, and that actual results during the period or periods covered by the projections may differ materially from such projections).

(ii) Since December 31, 2013, no event or circumstance that could reasonably be expected to cause a Material Adverse Change has occurred that has not been previously disclosed in the SEC Reports.

(f) All factual information taken as a whole (other than forward looking information, projections, estimates, projections and pro forma financial information) heretofore or contemporaneously furnished by or on behalf of any Company Party in writing to any Representative , Administrative Agent, Lender or Purchaser for purposes of or in connection with the Equity Documents or any transaction contemplated hereby or thereby is, and all other such factual information hereafter furnished by or on behalf of any Company Party in writing to Representative , Administrative Agent, Lender or Purchaser was or shall be, true and accurate in all material respects on the date as of which such information was or is dated or certified and did not or does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein not (taken as a whole) misleading at such time in light of the circumstances in which such information was given. All forward looking information, projections, estimates, and pro forma financial information furnished by any Company Party were prepared on the basis of assumptions, data, information, tests, or conditions believed to be reasonable at the time such projections, estimates, and pro forma financial information were furnished.

(g)

(i) There is no pending or, to the Knowledge of any Company Party, threatened action or proceeding against any Company Party before any court, Governmental Authority or arbitrator which could reasonably be expected to cause a Material Adverse Change other than as set forth in Section 3.1(g)(i) of the Company Party Disclosure Schedules or which purports to affect the legality, validity, binding effect or enforceability of the Equity Documents. There is no pending or, to the Knowledge of any Company Party, threatened action or proceeding instituted against any Company Party, or any of its Subsidiaries which seeks to adjudicate any Company Party, or any of its Subsidiaries as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any Debtor Relief Law, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property.

(ii) Except as it concerns any environmental, health, or safety matter, which is covered by Section 3.1(m) herein, each Company Party has complied with all Legal Requirements of any Governmental Authority having jurisdiction over the conduct of its respective businesses or the ownership of its respective property, in each case, except as would not reasonably be expected to result in a Material Adverse Change.

(h) Reserved.

(i) All material Returns required to be filed by or on behalf of any Company Party or any member of the Controlled Group (hereafter collectively called the “Tax Group”) have been duly filed on a timely basis or appropriate extensions have been obtained and such Returns are and will be true, complete and correct, except where the failure to so file would not be reasonably expected to cause a Material Adverse Change; and all Taxes shown to be payable on the Returns or on subsequent assessments with respect thereto will have been paid in full on a timely basis, and no other Taxes will be payable by the Tax Group with respect to items or periods covered by such Returns, except in each case to the extent of (i) reserves reflected in the Financial Statements, or (ii) Taxes that are being contested in good faith.

(j) No Company Party nor any member of the Controlled Group is a party to, or has incurred any obligation or liability under, any Plan or Multiemployer Plan.

(k)

(i) Each Company Party has good title to, or valid leasehold interest in, all of its material Properties, free and clear of all Liens except for Permitted Liens. The material Properties used or to be used in the continuing operations of each Company Party are in good repair, working order and condition, ordinary wear, tear, casualty, condemnation and Permitted Dispositions excepted (except where failure to so maintain, preserve, repair, renew or replace such assets would not reasonably be expected to result in a Material Adverse Change). Neither the business nor the material Properties of the Company Parties, taken as a whole, has been materially and adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property or cancellation of contracts, Permits, or concessions by a Governmental Authority, riot, activities of armed forces, or acts of God or of any public enemy.

(ii) Section 3.1(k)(ii) of the Company Party Disclosure Schedules contains a true and complete list of each interest in (A) Real Property (1) owned by each Company Party and describes the type of interest therein held by such Company Party and (2) leased or subleased by any Company Party, as lessee or sublessee and describes the type of interest therein held by such Company Party and (B) any material Property (1) owned by any Company Party and describes the type of interest therein held by such Company Party and (2) leased or subleased by any Company Party, as lessee or sublessee and describes the type of interest therein held by such Company Party.

(iii) No Company Party has received any notice of, nor has any knowledge of, the occurrence or pendency or contemplation of any Casualty Event currently affecting all or any material portion of its Property.

(iv) Each Company Party owns or has rights to use all of the material assets that are necessary for the operation of its business as currently conducted. The use by each Company Party of such Collateral and all such rights with respect to the foregoing does not infringe on the rights of any person other than such infringement (A) described on Section 3.1(k)(iv) of the Company Party Disclosure Schedules and (B) which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change. No claim has been made and remains outstanding that any Company Party’s use of any Collateral does or may violate the rights of any third party other than claims described on Section 3.1(k)(iv) of the Company Party Disclosure Schedules or other claims that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

(l)

(i) Other than those identified on Section 3.1(l) of the Company Party Disclosure Schedules, no Company Party is a party to any indenture, loan, or credit agreement or any lease or other agreement or instrument, the breach of which, or subject to any charter or corporate restriction, the breach of which, or provision of applicable law or governmental regulation, the compliance with which, in each case, could reasonably be expected to cause a Material Adverse Change. No Company Party is in default under or with respect to any contract, agreement, lease, or other instrument to which such Company Party is a party other than those defaults, individually or in the aggregate, that could not reasonably be expected to cause a Material Adverse Change. No Company Party has received any notice of default under any Material Contract to which such Company Party is a party a copy of which has not been delivered to the Administrative Agent or Representative.

(ii) No Default has occurred and is continuing.

(m)

(i) Except as could not reasonably be expected to cause a Material Adverse Change, each Company Party and each Subsidiary of any Company Party (A) has obtained all Environmental Permits necessary for the ownership and operation of its respective Properties and the conduct of its respective businesses; (B) has at all times been and is in material compliance with all terms and conditions of such Permits and with all other material requirements of applicable Environmental Laws; (C) has not received notice of any material violation or alleged violation of any Environmental Law or Permit; and (D) is not subject to any actual, pending or to any Company Party’s Knowledge, threatened Environmental Claim.

(ii) To each Company Party’s Knowledge, none of the present or previously owned or operated Property of any Company Party or of any of its current or former Subsidiaries, wherever located, (A) has been placed on or proposed to be placed on the National Priorities List, or its state or local analogs, or have been otherwise investigated, designated, listed, or identified as a potential site by any Governmental Authority for a Response that could reasonably be expected to cause a Material Adverse Change; (B) is subject to a Lien, arising under or in connection with any Environmental Laws, that attaches to any revenues or to any Property owned, leased or operated by any Company Party or any of its Subsidiaries, wherever located, which could reasonably be expected to cause a Material Adverse Change; or (C) has been the site of any Release of Hazardous Substances from present or past operations which has caused at the site or at any third party site any condition that has resulted in or could reasonably be expected to result in the need for Response that would cause a Material Adverse Change.

(iii) Without limiting the foregoing, in the course of carrying out any Response as to any of their presently or formerly owned, leased or operated Property, Company Parties, along with each of their Subsidiaries, are in material compliance with all obligations imposed by any Governmental Authority as to such Response. In addition, there are no facts, circumstances, conditions or occurrences with respect to any Property owned, leased or operated by any Company Party or any of its Subsidiaries that could reasonably be expected to form the basis of an Environmental Claim under Environmental Laws that could reasonably be expected to result in a Material Adverse Change.

(n)

(i) Other than as set forth on Schedule 3.1(n) of the Company Party Disclosure Schedules, (i) the Company Parties possess all authorizations, Permits, licenses, patents, patent rights or licenses, trademarks, trademark rights, trade names rights, copyrights and other Intellectual Property which are necessary to the conduct of their business (provided that the forgoing is not and shall not be deemed to be a representation or warranty of any kind with respect to infringement of Intellectual Property rights of any person) other than as would not reasonably be expected to result in a Material Adverse Change and (ii)the Company Parties manage and operate their business in all material respects in accordance with all applicable Legal Requirements and prudent industry practices other than as would not reasonably be expected to result in a Material Adverse Change.

(ii) Other than as would not reasonably be expected to result in a Material Adverse Change, no written claim has been asserted and is pending by any person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property owned by or licensed to a Company Party, other than as set forth on Schedule 3.1(n)(ii) of the Company Party Disclosure Schedules. The use of such Intellectual Property by any Company Party does not infringe the rights of any person, except (i) as described on Schedule 3.1(n) of the Company Party Disclosure Schedules and (ii) except for such claims and infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Change.

(iii) Except pursuant to licenses and other user agreements entered into by any Company in the ordinary course of business or as described on Schedule 3.1(n)(iii) of the Company Party Disclosure Schedules, (A) each Company Party has done nothing to authorize or enable any other person to use, any Copyright, Patent or Trademark (as such terms are defined in the Pledge and Security Agreement) in a manner that will materially impair any Company Party’s ability to conduct its business as currently conducted and (B) all of the Company Parties’ copyright registrations, patent registrations and trademark registrations are in full force and effect and, to each Company Party’s knowledge, valid.

(iv) Except for such violations that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change, to each Company Party’s knowledge, there is no violation by others of any right of such Company Party with respect to its copyright, patent or trademark except as may be set forth on Schedule 3.1(n)(iv) of the Company Party Disclosure Schedules.

(o) None of the Property of any Company Party is subject to any Lien other than Permitted Liens. On the date of this Agreement, after giving effect to (i) the filing of UCC-1 financing statements and Mortgages (as defined in the Loan Agreement) in the state and county filing offices, and (ii) other filings and recordings with respect to the Collateral to be made by, or otherwise delivered to Administrative Agent by the date hereof, for filing or recordation (including, with respect to Intellectual Property, the filing of security agreements with the United States Patent and Trademark Office or the United States Copyright Office (solely to the extent perfection could be achieved by such filings)), all governmental actions and all other filings, recordings, registrations, third party consents and other actions which are necessary to create and perfect the Liens provided for in the Security Instruments will have been made, obtained and taken in all relevant jurisdictions other than as permitted pursuant to the Security Instruments. Except to the extent such could not reasonably be expected to cause a Material Adverse Change, all leases and agreements for the conduct of business of each Company Party are valid and subsisting, in full force and effect and there exists no default or event of default or circumstance which with the giving of notice or lapse of time or both would give rise to a default by any Company Party, or to any Company Party’s Knowledge, by any of the other parties thereto, under any such leases or agreements. No Company Party is subject to any order, judgment, writ or decree, that either restricts or purports to restrict its ability to grant Liens to secure the Obligations against its respective Properties.

(p) After giving effect to (i) the Senior Loan, (ii) the consummation of the transactions contemplated by the Loan Agreement and the Equity Documents and (iii) the payment and accrual of all transaction costs in connection with the foregoing, the Company Parties and their Subsidiaries, taken as a whole, are Solvent.

(q) Section 3.1(q) of the Company Party Disclosure Schedules sets forth a true and complete list of all Hedge Contracts of each Company Party, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), all credit support agreements relating thereto (including any margin required or supplied), and the counterparty to each such agreement.

(r) Section 3.1(r) of the Company Party Disclosure Schedule sets forth a complete and correct list of all Material Contracts (other than the agreements set forth in Section 3.1(q) of the Company Party Disclosure Schedules), providing for, evidencing, securing or otherwise relating to any debt of any Company Party, the breach, cancelation, nonperformance, termination or non-renewal of which would reasonably be expected to cause a Material Adverse Change.

(s)

(i) Section 3.1(s)(i) of the Company Party Disclosure Schedules sets forth a list of (A) all of the Subsidiaries of the Company or any other Company Party and their jurisdiction of organization and (B) all of the joint ventures of the Company and any other Company Party.

(ii) An accurate organization chart, showing the ownership structure of the Company, the Company Parties and each of their Subsidiaries as of the date hereof is set forth on Section 3.1(s)(ii) of the Company Party Disclosure Schedules.

(t) Except as would not be reasonably be expected to result in a Material Adverse Change, there are no strikes, lockouts or slowdowns against any Company Party pending or, to the knowledge of any Company Party, threatened. The hours worked by and payments made to employees of any Company Party have not been in violation of the Fair Labor Standards Act of 1938, as amended, or any other applicable federal, state, local or foreign law dealing with such matters in any manner which could reasonably be expected to result in a Material Adverse Change. All payments due from any Company Party, or for which any claim may be made against any Company Party, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Company Party except where the failure to do so could not reasonably be expected to result in a Material Adverse Change. The consummation of the transactions contemplated by the Equity Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Company Party is bound where such termination or right of renegotiation could reasonably be expected to result in a Material Adverse Change.

(u) The Company Parties have delivered to the Representative a true, complete and correct summary description of all insurance maintained by each Company Party as of the date hereof. All insurance maintained by the Company Parties is in full force and effect, all premiums have been duly paid and no Company Party has received notice of violation or cancellation thereof, except in such case, where the failure to do so could not reasonably be expected to be a Material Adverse Change. Each Company Party carries insurance required under Section 5.2 of the Loan Agreement.

(v) No Company Party is, or will be after the consummation of the transactions contemplated by the Loan Agreement and/or the Equity Documents and the application of the proceeds of the Senior Loans, by reason of being a “national” of a “designated foreign country” or a “specially designated national” within the meaning of the Regulations of the Office of Foreign Assets Control, United States Treasury Department (31 C.F.R., Subtitle B, Chapter V), or for any other reason, in violation in any material respect of, any United States Federal statute or Presidential executive order concerning trade or other relations with any foreign country or any citizen or national thereof or the ownership or operation of any property.

(w)

(i) No Company Party and, to the Knowledge of the Company Parties, none of its Affiliates is in violation of any Anti-Terrorism Laws.

(ii) No Company Party and to the Knowledge of the Company Parties, no Affiliates or broker or other agent of any Company Party acting or benefiting in any capacity in connection with the Notes are any of the following:

(A) a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Orders;

(B) a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Orders;

(C) a person with which any Purchaser is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law

(D) a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Orders; or

(E) a person that is named as a “specially designated national and blocked person” on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list.

(iii) No Company Party and, to the Knowledge of the Company Parties, no broker or other agent of any Company Party acting in any capacity in connection with the Notes (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in paragraph (ii) above, (B) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Orders, or (C) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(x) The Company has filed all reports required to be filed by it under the Securities Act of 1933, as amended (the “Securities Act”) and the Exchange Act of 1934, as amended (the “Exchange Act”), including pursuant to Section 13(a) or Section 15(d) thereof (the foregoing materials, as such materials may have been amended since the date of their filing, being collectively referred to herein as the “SEC Reports”), on a timely basis or has timely filed a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates or, if amended or restated, as of the date of the last such amendment or restatement, the SEC Reports complied in all material respects with, to the extent in effect at the time of filing, the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading except to the extent updated, amended, restated or corrected by a subsequent SEC Report. The financial statements and schedules of the Company and its consolidated Subsidiaries included in the SEC Reports comply in all material respects with the applicable accounting requirements of Regulation S-X and have been prepared in conformity with GAAP applied on a consistent basis throughout the periods involved (except as otherwise noted therein).

(y) The Company has established and maintains and evaluates “disclosure controls and procedures” (as such term is defined in Rules 13a-15 and 15d-15 under the Exchange Act) and “internal control over financial reporting” (as such term is defined in Rules 13a-15 and 15d-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act; such disclosure controls and procedures are designed to provide reasonable assurance that material information required to be disclosed by the Company in the reports it files or submits under the Exchange Act, is made known to the Company’s Chief Executive Officer and its Chief Financial Officer by others within the Company and its consolidated Subsidiaries, and such disclosure controls and procedures are effective to perform the functions for which they were established; in connection with the preparation of the Company’s most recent consolidated financial statements, the Company’s independent registered public accountants and the audit committee of the Board of Directors of the Company have been advised of all fraud, if any, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting; all “significant deficiencies” and “material weaknesses” (as such terms are defined in Rule 1-02(a)(4) of Regulation S-X under the Act) of the Company, if any, have been identified to the Company’s independent registered public accountants and are disclosed to the Purchasers; since the date of the most recent evaluation of such disclosure controls and procedures and internal controls over financial reporting, there have been no significant changes in internal control over financial reporting or in other factors that are reasonably likely to materially affect internal control over financial reporting, including any corrective actions with regard to significant deficiencies and material weaknesses; the principal executive officers (or their equivalents) and principal financial officers (or their equivalents) of the Company have made all certifications required by the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any related rules and regulations promulgated by the SEC, and the statements contained in each such certification are complete and correct; and the Company, its Subsidiaries and the Company’s directors and officers are each in compliance in all material respects with all applicable effective provisions of the Sarbanes-Oxley Act and the rules and regulations of the SEC and NASDAQ promulgated thereunder.

(z) As of the date hereof, all utility services necessary and sufficient for the operation of Company Parties’ Real Property owned in fee are presently, and will at all times be, available to the boundaries of such Real Property through dedicated public rights of way or through perpetual private easements, approved by the Requisite Lenders under the Loan Agreement, with respect to which the Mortgage creates a valid and enforceable first lien (subject to Permitted Liens).

(aa) There is unrestricted access for the passage of motor vehicles to and from the Company Parties’ Real Property owned in fee to and from the public road upon which the such Property fronts and all required curb cut or access permits (if any) have been obtained.

(bb) The Company Parties’ Real Property has not been the subject of any Taking except where such Taking could not reasonably be expected to cause a Material Adverse Change, and to the Knowledge of the Company, no Taking is pending, in each case, other than as set forth on Section 3.1(bb) of the Company Party Disclosure Schedule or such other Takings that could not reasonably be expected to cause a Material Adverse Change.

(cc) No Real Property Approvals will terminate, or become void or voidable or terminable, upon any sale, transfer or other disposition of the Company Parties’ Real Property, including any transfer pursuant to foreclosure sale under the Mortgage.

(dd) Each of the leases set forth on Schedule 3.1(dd) of the Company Party Disclosure Schedules (the “Existing Leases”) is in full force and there are no other leases or occupancy agreements in regards to the Real Property owned by the Company Parties. The Company has received no notices of, and has no knowledge of, any material breach or material default under any of the Existing Leases.

(ee) None of the Company, its Affiliates or any Person acting on its or their behalf (other than the Purchaser) has, directly or indirectly, made offers or sales of any security, or solicited offers to buy, any security under circumstances that would require the registration of the Notes under the Securities Act.

(ff) None of the Company, its Affiliates or any Person acting on its or their behalf (other than the Purchaser) has: (i) engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Notes or (ii) engaged in any directed selling efforts (within the meaning of Regulation S) with respect to the Notes.

(gg) Neither the Company nor any of its subsidiaries is, and after giving effect to the offering and sale of the Notes and the application of the proceeds thereof will be, an “investment company” as defined in the Investment Company Act of 1940, as amended.

(hh) The Company has not paid or agreed to pay to any Person any compensation for soliciting another to purchase the Notes or to provide any loans to the Company under the Loan Agreement (except as contemplated in the Loan Agreement) and no Company Party is a party to any contract or agreement with any Person (other than this Agreement) that would give rise to a valid claim against Whitebox, the Lenders or the Purchasers for a brokerage commission, finder’s fee or like payment in connection with the transactions contemplated by this Agreement.

(ii) The Notes have been duly authorized for issuance and sale pursuant to this Agreement and, when issued and delivered by the Company pursuant to this Agreement, will be duly and validly issued, fully paid and nonassessable. The shares of Common Stock issuable upon conversion of the Notes (taking into account the limitations set forth in Section 7.01(e) of the Indenture and without giving effect to the issuance of Common Stock in satisfaction of any make-whole payments that may become due under the Notes) have been duly authorized and reserved for issuance pursuant to the terms of the Notes, and when issued by the Company upon a valid conversion of the Notes will be duly and validly issued, fully paid and nonassessable.

(jj) The Equity Documents and the transactions contemplated hereby and thereby, including the issuance of the Notes, have each been duly and validly authorized by each of the Company Parties who are parties thereto, and, assuming due authorization, execution and delivery thereof by each of the other parties thereto, where applicable, will constitute a legal, valid and binding agreement enforceable against the Company Parties in accordance with their terms (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity).

(kk) The authorized capital stock of the Company consists of 150,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). As of May 8, 2014, there are (i) 68,858,219 shares of Common Stock issued and outstanding, (ii) no shares of Preferred Stock issued and outstanding, (iii) no shares of Common Stock held in the Company’s treasury, (iv) warrants issued and outstanding to purchase 22,563,748 shares of Common Stock and (v) 3,741,150 shares of Common Stock reserved for issuance upon exercise of outstanding stock options or otherwise (excluding any shares of Common Stock into which the Company’s 7.50% Convertible Senior Notes due 2022 (the “2022 Notes”) are convertible and any shares issuable under the Company’s equity incentive plans, employee stock purchase plan or other employee compensation plans as such plans are in existence on the date hereof ). As of May 8, 2014, an aggregate principal amount of $26,900,000 of the Company’s 2022 Notes are outstanding, which are convertible into approximately 4,725,514 shares of Common Stock as of such date (without giving effect to the issuance of Common Stock in satisfaction of any make-whole payments that may become due under the 2022 Notes). All of the issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable, have been issued in compliance with all applicable securities laws and were not issued in violation of any preemptive right, resale right, right of first refusal or similar right. All of the Company’s options, warrants and other rights to purchase or exchange any securities for shares of the Company’s capital stock have been duly authorized and validly issued and have been issued in compliance with all applicable securities laws. All outstanding shares of capital stock (or corresponding equity interests) of the Subsidiaries are owned by the Company either directly or through wholly owned Subsidiaries free and clear of any perfected security interest or any other security interests, claims, liens or encumbrances, except pursuant to the terms of the Company’s existing secured indebtedness and as disclosed in the SEC Reports. The Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed on the NASDAQ Global Market, and the Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from the NASDAQ Global Market, nor has the Company received any notification that the Commission or the NASDAQ Global Market is contemplating terminating such registration or listing.

(ll) Except as set forth in Section 3.1(k)(k) of this Agreement and Section 3.1(ll) of the Company Party Disclosure Schedule, no Person has the right, contractual or otherwise, to cause the Company to issue or sell to it any shares of Common Stock or shares of any other capital stock or other equity interests in the Company. No Person has any preemptive rights, resale rights, rights of first refusal or other rights to purchase from the Company any shares of Common Stock or shares of any other capital stock of or other equity interests in the Company. Except as set forth in Section 3.1(ll) of the Company Party Disclosure Schedule, no Person has the right, contractual or otherwise, to cause the Company to register under the Securities Act any shares of Common Stock or shares of any other capital stock of or other equity interests in the Company, or to include any such shares or interests in a registration statement or the offering contemplated thereby.

(mm) The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(nn) None of the Company Parties has taken, directly or indirectly, any action designed to or that would constitute or that would reasonably be expected to cause or result in, under the Exchange Act or otherwise, stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Notes.

(oo) Except as set forth in Section 3.1(oo) of the Company Party Disclosure Schedule, the issuance of the Notes as contemplated hereby (or the subsequent conversion of the Notes in accordance with their terms) will not cause any holder of any shares of capital stock, securities convertible into or exchangeable or exercisable for capital stock or options, warrants or other rights to purchase capital stock or any other securities of the Company (each, an “Additional Company Security”) to have any right to acquire any additional shares of capital stock of the Company. Except as set forth in Section 3.1(oo) of the Company Party Disclosure Schedule, the issuance of the Notes as contemplated hereby (or the subsequent conversion of the Notes in accordance with their terms) will not affect the exercise or conversion price of any Additional Company Security.

(pp) The Company meets the requirements for use of a Registration Statement on Form S-3 for the registration of any securities issuable pursuant to the terms of this Agreement.

Section 3.2 Representations and Warranties of the Purchaser. Each Purchaser represents and warrants to and agrees with the Company that:

(a) Such Purchaser is acquiring the Notes for investment purposes, for its own account, and not with an intent to sell or distribute such securities except in compliance with applicable United States federal and state securities laws. Such Purchaser understands and acknowledges that the Notes it is purchasing are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering. Such Purchaser has been advised and understands and acknowledges that the issuance and sale of the securities have not been registered under the Securities Act or under the “blue sky” laws of any jurisdiction and may be resold only if registered pursuant to the provisions of the Securities Act (or if eligible, sold pursuant to the provisions of Rule 144 promulgated under the Securities Act or pursuant to another available exemption from the registration requirements of the Securities Act or in a transaction not subject thereto).

(b) Such Purchaser is an “accredited investor” (as defined in Section 501(a) of Regulation D) and has knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of the purchase of the Notes.

(c) Such Purchaser has been furnished with all materials relating to the business, finances and operations of the Company and relating to the offer and sale of the Notes that have been requested by such Purchaser. Such Purchaser understands and acknowledges that its purchase of the securities involves a high degree of risk and uncertainty. Such Purchaser has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its purchase of the Notes.

(d) Such Purchaser understands and acknowledges that the Notes are being offered and sold in reliance on a transactional exemption from the registration requirements of federal and state securities laws, and that the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of such Purchaser set forth in this Agreement (i) in concluding that the offer and sale of the Notes is a “private offering” and, as such, is exempt from the registration requirements of the Securities Act, and (ii) to determine the applicability of such exemptions in evaluating the suitability of such Purchaser to purchase the Notes.

(e) Such Purchaser acknowledges that neither the Notes nor any securities issued upon the exercise or conversion of such Notes, nor any interest in either, may be sold, assigned, pledged, hypothecated, encumbered or in any other manner transferred or disposed of, in whole or in part, except in compliance with applicable United States federal and state securities laws and the terms and conditions of this Agreement. The provisions of this Section 3.2 shall be binding upon all subsequent holders of the Notes, if any. The Notes or other securities issued upon the exercise or conversion of such Notes shall be subject to a stop transfer order and the certificate or certificates evidencing any such shares shall bear the following legend, in addition to any other legends as may be required by the Indenture under which the Notes are issued:

(i) THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF UNLESS (A) IT HAS BEEN REGISTERED UNDER THE SECURITIES ACT OR (B) AN EXEMPTION FROM REGISTRATION IS AVAILABLE OR IN A TRANSACTION NOT SUBJECT THERETO (AND, IN EACH SUCH CASE, THE TRANSFEROR DELIVERS AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE SECURITIES ACT).

(ii) THE TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE OR INSTRUMENT IS SUBJECT TO THE CERTAIN RESTRICTIONS SPECIFIED IN AN EXCHANGE AND PURCHASE AGREEMENT AMONG THE ISSUER AND THE INITIAL PURCHASER. A COPY OF SUCH EXCHANGE AND PURCHASE AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.

(f) Upon request of such Purchaser, the legend described in Section 3.2(e)(i) shall be removed and the Company shall cause its transfer agent to issue a certificate or certificates without such legend to such Purchaser, unless otherwise required by federal or state securities laws or unless the Company, with the advice of counsel, reasonably determines that such removal is inappropriate.

ARTICLE IV

AGREEMENTS

Section 4.1 Stockholder Approval.

(a) The Company shall call a meeting of its stockholders (the “Stockholder Meeting”), as promptly as reasonably practicable after the date hereof, but no later than 90 days following the date hereof, to vote on proposals (collectively, the “Stockholder Proposals”) to approve (i) the increase in the total number of authorized shares of Common Stock to 250,000,000 shares and (ii) the issuance of shares of Common Stock representing more than 19.99% of the outstanding shares of Common Stock pursuant to the terms of the Indenture, for purposes of satisfying the applicable rules of the NASDAQ Global Market.

(b) Notwithstanding the foregoing, the Company may include the Stockholder Proposals in its proxy statement for the Company’s 2014 annual meeting of stockholders, provided that such meeting shall have occurred no more than 90 days following the date hereof. The Board of Directors of the Company shall unanimously recommend to the Company’s stockholders that such stockholders approve the Stockholder Proposals, and shall not modify or withdraw such resolution. In connection with such meeting, the Company shall promptly prepare (and the Purchaser shall cooperate with the Company to prepare) and file with the SEC a preliminary proxy statement, shall use its reasonable best efforts to solicit proxies for such stockholder approval and shall use its reasonable best efforts to respond to any comments of the SEC or its staff to cause a definitive proxy statement (or a notice that satisfies the requirements of the SEC’s “notice and access” rules) related to such Stockholders’ Meeting to be mailed to the Company’s stockholders as promptly as practicable after clearance by the SEC. The Company shall notify the Representative promptly of the receipt of any comments from the SEC or its staff with respect to the preliminary proxy statement and of any request by the SEC or its staff for amendments or supplements to such proxy statement or for additional information and will supply the Representative with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to such proxy statement (except for any correspondence that would result in the disclosure to the Representative of material and non-public information concerning the Company). If at any time prior to such stockholders’ meeting there shall occur any event that is required to be set forth in an amendment or supplement to the proxy statement, the Company shall as promptly as practicable prepare and mail to its stockholders such an amendment or supplement. Each of the Representative and the Company agrees promptly to correct any information provided by it or on its behalf for use in the proxy statement if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall as promptly as practicable prepare and mail to its stockholders an amendment or supplement to correct such information to the extent required by applicable laws and regulations. The Company shall consult with the Representative prior to mailing any proxy statement, or any amendment or supplement thereto, and provide the Representative with reasonable opportunity to comment thereon. The directors’ recommendation described in this Section 4.1(b) shall be included in the proxy statement filed in connection with obtaining such stockholder approval.

(c) If the Indenture is a Below Market Indenture, in the event that the approval of any of the Stockholder Proposals is not obtained at such stockholders’ meeting, or in the case of the At-the-Market Indenture, the approval of the authorized share Stockholder Proposal is not obtained at such stockholders’ meeting, the Company shall include a proposal to approve (and the Board of Directors shall unanimously recommend approval of) such Stockholder Proposal(s), as applicable, at the next scheduled annual meeting of its stockholders. The Representative acknowledges and agrees that any stockholder vote with respect to the Stockholder Proposal relating to the 19.99% cap in connection with this Section 4.1(c) will require such approvals as may be required by the NASDAQ Global Market, including without limitation, if applicable, by having the Company set a vote requirement for such Stockholder Proposal, and having the proxy statement reflect, that such Stockholder Proposal shall require approval by a majority of the votes cast at the Stockholders’ Meeting, provided that (i) the number of votes cast in favor of the Stockholder Proposal must exceed the number of votes cast against the Stockholder Proposal by the number of shares of Common Stock having been issued upon the conversion of the Notes as of the record date for such Stockholders’ Meeting, and (ii) the number of shares present at the Stockholders’ Meeting in person or by proxy at the Stockholders’ Meeting must exceed a majority of the Company’s outstanding shares of Common Stock by the number of shares of Common Stock having been issued upon the conversion of the Notes as of the record date for such Stockholders’ Meeting, in either case with abstentions and broker non-votes not being counted “for” or “against” the proposal and having no effect on the outcome of the vote; provided that the application of such vote requirement is not reasonably determined by the Company to violate applicable rules and regulations of the NASDAQ Global Market.

Section 4.2 No General Solicitation. None of the Company, its Affiliates, or any Person acting on its or their behalf will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Notes.

Section 4.3 DTC. If the Notes shall be eligible, the Company will cooperate with the holders of such Notes and use commercially reasonable efforts to permit the Notes to be eligible for clearance and settlement through DTC, provided that such clearance and settlement does not violate any provision of Section 4.9 hereof.

Section 4.4 Reserved.

Section 4.5 Market Manipulation. None of the Company Parties will take, directly or indirectly, any action designed to, or that would constitute or that could reasonably be expected to, cause or result in, under the Exchange Act or otherwise, stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Notes.

Section 4.6 Reports. As long as any Lender or Purchaser owns any Notes, the Company agrees to timely file (or timely file a valid extension of such time of filing and file prior to the expiration of any such extension) all SEC Reports. Additionally, the Company will use its reasonable best efforts to maintain the registration and listing of its Common Stock on the NASDAQ Global Market. The Company shall file promptly with the NASDAQ Global Market a Listing of Additional Shares notification for any shares of the Common Stock underlying the Notes and, if necessary, shall use its reasonable best efforts to effect the listing of such shares on the NASDAQ Global Market. The Company shall pay all fees in connection with such listing of such shares.

Section 4.7 Costs and Expenses. The Company will reimburse the Administrative Agent, the Representative and any Lender or Purchaser on demand on the date hereof, at the Exchange Date and any Option Closing Date, as the case may be, for all costs and expenses that shall have been incurred by it in connection with the preparation of this Agreement, the proposed Exchange and/or purchase and sale of the Notes or any other matter contemplated by this Agreement, irrespective of whether closing occurs. In addition, the Company shall pay all costs and expenses incident to the performance by the Company Parties of their obligations hereunder, including, but not limited to, the following matters: (i) the preparation of the Ancillary Agreements, Indenture, Agreement, Registration Rights Agreement and the issuance of the Notes; (ii) the preparation, printing, authentication, issuance and delivery of certificates for the Notes; (iii) any stamp or transfer taxes in connection with the original issuance and sale of the Notes; (iv) any registration or qualification of the Notes for offer and sale under the securities or blue sky laws of applicable states (including filing fees and the reasonable fees and expenses of counsel for the Administrative Agent, Representative, and any Lender or Purchaser relating to such registration and qualification); (v) the fees and expenses of the Company’s accountants and the fees and expenses of counsel (including local and special counsel) for the Company; (vi) the reasonable fees and expenses of accountants for the Administrative Agent, the Representative and any Lender or Purchaser and the reasonable fees and expenses of one counsel for the Administrative Agent and Representative, as a group, and one counsel for the Lenders or Purchasers as a group (selected by the holders of a majority of the Senior Loans or Notes, as the case may be, outstanding), and in no instance shall the Company pay for more than one counsel for the Administrative Agent and Representative, as a group, and one counsel for the Lenders and Purchasers, as a group; (vii) the performance of the Company Parties’ obligations under the Indenture, Agreement, Ancillary Agreements and the Registration Rights Agreement; and (viii) all expenses and application fees incurred in connection with the approval of the Notes for book-entry transfer by DTC, if applicable.

Section 4.8 Press Release. The Company shall, no later than 5:00 PM (New York City time) on the date hereof, issue a press release(s) or file a Form(s) 8-K announcing (i) the material terms and conditions of the transactions contemplated by the Loan Agreement and this Agreement and (ii) any material nonpublic information previously disclosed to Whitebox, such press release(s) or Form(s) 8-K to be in a manner and form reasonably satisfactory to the Representative. Notwithstanding anything to the contrary in this Agreement or the Loan Agreement, if the Company shall fail to issue such press release(s) or Form(s) 8-K within the time frame set forth in the first sentence of this Section 4.8, then, at the election of the Representative, the calculation of the VWAP in connection with the Conversion Price shall not commence until the first (1) Business Day following such issuance of a press release(s) or Form(s) 8-K by the Company. Any right granted pursuant to this Section 4.8 shall not limit any other rights a party may have pursuant to this Agreement.

Section 4.9 Assignability of Notes. Until the second anniversary of the date hereof, Whitebox and its Affiliates shall not be permitted to assign Notes if after giving effect to such assignment(s), Whitebox and its Affiliates do not own at least seventy-five percent (75%) of the aggregate principal amount of the Notes outstanding under the Indenture (including any paid in kind interest), without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed. Commencing on the second anniversary of the date hereof, and for any period thereafter, Whitebox and its Affiliates shall not be permitted to assign Notes if after giving effect to such assignment(s), Whitebox and its Affiliates do not own a majority of the aggregate principal amount of the Notes outstanding under the Indenture (including any paid in kind interest), without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, subject to applicable securities laws, nothing herein shall restrict a Lender or Purchaser from assigning their rights and interests in and to the Notes if any Significant Event of Default (as defined in the Loan Agreement) shall have occurred and be continuing under the Indenture or the Obligations (as defined in the Indenture) has been accelerated due to the occurrence of any Event of Default under the Indenture. Without limiting the foregoing, as long as no Significant Event of Default shall have occurred and be continuing under the Indenture or the Obligations have not been accelerated, (i) until the second anniversary of the date hereof, Whitebox and its Affiliates will at all times continue to own at least seventy-five percent (75%) of the principal amount of the Notes outstanding and (ii) from and after the second anniversary of the date hereof, Whitebox and its Affiliates will at all times continue to own at least a majority of the principal amount of the Notes outstanding. Any attempted assignment in violation of this Section 4.9 shall be null and void.

Section 4.10 Registration Rights Agreement. On the date hereof, the parties hereto shall enter into the Registration Rights Agreement, in substantially the form attached hereto as Exhibit G.

Section 4.11 Purchaser Representative.

(a) Upon execution of this Agreement by the Purchaser and the Representative, and without further act of any Purchaser, the Representative shall have the right, power and authority to take all actions required or permitted under this Agreement with respect to the interests and rights of the Purchaser (including, without limitation, the exercise of the power to act as the agent, proxy, representative and attorney-in-fact for the Purchaser). The Company Parties shall be entitled to rely on all statements, representations and decisions of the Representative in connection with any action of the Purchaser. No bond shall be required of the Representative, and the Representative shall not receive compensation for its services. Notices or communications to or from the Representative shall constitute notice to or from the Purchaser. The power and authority of the Representative shall continue in full force and effect until all rights and obligations of the Purchaser under this Agreement shall have terminated, expired or been fully performed. If any Person serving as the Representative is no longer able or willing to serve as the Representative, a new Representative may be chosen by Whitebox.

(b) A decision, act, consent or instruction of the Representative shall constitute a decision of the Purchaser, and shall be final, binding and conclusive upon the Purchaser, and the Company may rely exclusively upon any such decision, act, notice, consent or instruction of the Representative as being the decision, act, consent or instruction of the Purchaser. The Company is hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, notice, consent or instruction of the Representative.

(c) The Representative shall not be liable for any act done or omitted hereunder as Representative while acting in good faith and in the exercise of reasonable judgment. The Purchaser (including any Joining Party) shall jointly and severally indemnify the Representative and hold such Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Representative and arising out of or in connection with the acceptance or administration of its duties hereunder.

Section 4.12 Disclosure Schedules; Material Non-Public Information.

(a) The Company Parties shall deliver to the Purchaser and Lender, concurrently with the execution of this Agreement, a complete copy of the Company Party Disclosure Schedules. On each Option Closing Date, the Company Parties shall deliver to the Representative, on behalf of the Purchaser, a supplemented or amended copy of the Company Party Disclosure Schedules, updated as of such Option Closing Date (the “Updated Disclosure Schedules”). Notwithstanding anything in this Agreement to the contrary, any Option Notice (other than a Put Notice) provided in accordance with this Agreement may be rescinded, and no further action shall be taken with respect to such notice and any action taken in connection with such notice shall be deemed void, if the disclosures contained in the Updated Disclosure Schedules are not satisfactory to the Representative, in its sole discretion.

(b) No later than two (2) Business Days following any Exchange Date or Option Closing Date, the Company shall publicly disclose, either by a press release or Form 8-K, any material non-public information provided by the Company to the Administrative Agent, Representative, Purchaser or Lender.

Section 4.13 Officer’s Certificate. No later than 10:00 AM (New York City time) on the sixth (6) Trading Day following the date hereof, the Company shall provide to the Administrative Agent a certificate signed by the Chief Financial Officer (the “Officer’s Certificate”) of the Company setting forth the Conversion Price of the Notes. Promptly following receipt of such Officer’s Certificate, the Company and the Administrative Agent shall work together to ensure that the Conversion Price be inserted into the applicable provisions of the Indenture. Notwithstanding anything herein to the contrary, the parties hereto, acting together, may, in their sole discretion, agree to modify the definition of Conversion Price at any time prior to the delivery of the Officer’s Certificate by the Company.

Section 4.14 Make-Whole Shares. The Company shall take all actions necessary to cause, upon their issuance, the shares of Common Stock issued in satisfaction of any make-whole payments that may become due under the Notes (“Make-Whole Shares”) to be duly authorized, validly issued, fully paid and nonassessable. The Company shall take all action necessary to reserve for issuance such Make-Whole Shares.

ARTICLE V

INDEMNIFICATION

Section 5.1 Indemnification. Each of the Company Parties, jointly and severally, agrees to indemnify and hold harmless the Purchaser, the Administrative Agent, the Representative, the Lender, the directors, officers, employees, Affiliates and agents of the Purchaser, the Lender, the Administrative Agent or the Representative and each Person who controls the Purchaser, Lender, Administrative Agent or Representative within the meaning of either the Securities Act or the Exchange Act against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Act, the Exchange Act or other U.S. federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities or actions in respect thereof arise out of or are based upon any misrepresentation, breach or inaccuracy of any representation, warranty, covenant or agreement made by the Company Parties in this Agreement or any agreement, document or instrument contemplated herein, and agrees to reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by it in connection with investigating or defending any such loss, claim, damage, liability or action, in each case except for any such loss, claim, damage, liability or action attributable to such Purchaser’s gross negligence or wilful misconduct.

Section 5.2 Indemnification Procedures. Promptly after receipt by an indemnified party under this Article V of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Article V, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party (i) will not relieve it from liability under paragraph (a) or (b) above unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraph (a) or (b) above. The indemnifying party shall be entitled to appoint counsel of the indemnifying party’s choice at the indemnifying party’s expense to represent the indemnified party in any action for which indemnification is sought (in which case the indemnifying party shall not thereafter be responsible for the fees and expenses of any separate counsel, retained by the indemnified party or parties except as set forth below); provided, however, that such counsel shall be satisfactory to the indemnified party. Notwithstanding the indemnifying party’s election to appoint counsel to represent the indemnified party in an action, the indemnified party shall have the right to employ separate counsel (including local counsel), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest; (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party; (iii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action; or (iv) the indemnifying party shall authorize the indemnified party in writing to employ separate counsel at the expense of the indemnifying party. An indemnifying party will not, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Specific Performance. The parties acknowledge that money damages are not an adequate remedy for violations of this Agreement and that any party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief, this being in addition to any other remedy to which such party is entitled at law or in equity.

Section 6.2 Survival. The respective agreements, representations, warranties, indemnities and other statements of the Company Parties or their officers and of other parties hereto set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of the parties hereto or any of the indemnified persons referred to in Article V hereof, and will survive delivery of and payment for the Notes, until the expiration of the applicable statute of limitations. The provisions of Section 4.7 and Article V hereof shall survive the termination or cancellation of this Agreement.

Section 6.3 Notices. All notice and other communications provided for or permitted hereunder shall be made in writing by hand delivery, by facsimile, by courier guaranteeing overnight delivery or by first-class mail, return receipt requested, and shall be deemed given (i) when made, if made by hand delivery, (ii) upon confirmation, if made by facsimile, (iii) one (1) Business Day after being deposited with such courier, if made by overnight courier or (iv) on the date indicated on the notice of receipt, if made by first-class mail, to the parties as follows:

(a) if to the Lender, Purchaser, the Administrative Agent or the Representative, to the following address:

Whitebox Advisors LLC

3033 Excelsior Boulevard, Suite 300

Minneapolis, Minnesota, 55416

Attention: Jake Mercer

Facsimile: (612) 253-6149

with a copy, which shall not constitute notice, to:

Brown Rudnick LLP

One Financial Center

Boston, Massachusetts 02111

Attention: Andreas Andromalos

Facsimile: (617) 289-0495

(b) if to the Company Parties, to the following address:

Gevo, Inc.

345 Inverness Drive South, Building C

Suite 310

Englewood, Colorado 80112

Attention: Corporate Secretary

Facsimile: (303) 858-8431

with a copy, which shall not constitute notice, to:

Paul Hastings LLP

4747 Executive Drive, 12th Floor

San Diego, California 92121

Attention: Deyan Spiridonov and Teri O’Brien

Facsimile: (858) 458-3005

Any party hereto may change his or its address for notice by giving notice thereof in the manner herein above provided.

Section 6.4 Parties in Interest. All covenants and agreements contained in this Agreement, by or on behalf of any of the parties executing this Agreement shall bind such parties, and shall bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto whether so expressed or not; provided, however, that the foregoing shall not in and of itself permit the assignment of the rights and obligations hereunder or thereunder.

Section 6.5 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to its conflicts of laws provisions. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of New York, City of New York, for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER. The parties hereto agree and acknowledge that each party has retained counsel in connection with the negotiation and preparation of this Agreement, and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the foregoing agreements or any amendment, schedule or exhibits thereto.

Section 6.6 Entire Agreement. The Loan Agreement, the Indenture, Ancillary Agreements and this Agreement constitute the entire agreement of the parties hereto relating to the Exchange and the Notes, superseding all prior written and prior or contemporaneous oral negotiations, understandings, arrangements, contracts or agreements.

Section 6.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement (and all exhibits, certificates, appendices, schedules and amendments) may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same instrument, respectively. Executed copies of the signature pages of this Agreement sent by facsimile or transmitted electronically in Portable Document Format shall be treated as originals, fully binding and with full legal force and effect, and the parties waive any rights they may have to object to such treatment.

Section 6.8 Assignment; Successors. Except as set forth herein and as set forth in Section 10.6 of the Loan Agreement, neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned (whether by operation of law or otherwise). Notwithstanding anything herein to the contrary, this Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns and the indemnified persons referred to in Section 9 hereof and their respective successors, and no other Person will have any right or obligation hereunder.

Section 6.9 Waiver; Amendments. No waiver of this Agreement shall be binding unless executed in writing by the party against whom the waiver is to be effective. This Agreement may not be amended except by an instrument in writing signed by the Company and the holders of a majority of the aggregate amount of the Senior Loan and/or Notes outstanding. Notwithstanding the foregoing, no amendment of this Agreement shall be effective unless signed in writing by the Representative. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 6.10 Severability. Each provision of this Agreement shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein. If one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.

Section 6.11 Additional Parties. During the term of this Agreement, the Company Parties and Whitebox shall cause all additional Lenders and Additional Guarantors under the Loan Agreement (other than Whitebox), to become parties hereto by execution and delivery of a Joinder Agreement, and the consent of any other parties shall not be required for the amendment hereto effected by such Joinder Agreement to be effective. All such Additional Guarantors shall be deemed to be a “Company Party” for purposes of this Agreement. All such additional Lenders shall be deemed to be a “Lender” and “Purchaser” for purposes of this Agreement, other than as set forth in the Joinder Agreement. The Company Parties shall, as a condition to an Additional Guarantor being made party to this Agreement, provide Updated Disclosure Schedules with any applicable disclosure necessary to make the representations and warranties set forth herein accurate and complete, as if such Additional Guarantor was a party to this Agreement on the date hereof.

Section 6.12 Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting any term or provision of this Agreement.

Section 6.13 Interpretations. Whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

Section 6.14 Certain Definitions. As used in this Agreement, the following terms having the meanings specified in this Section 6.14:

(a) “Additional Amount” shall mean, at the election of Whitebox in its sole discretion, the Additional Senior Loan Amount, the Put Note Amount or a combination thereof allocated in a manner determined by Whitebox in its sole discretion.

(b) “Additional Senior Loan Amount” shall mean an aggregate amount equal to (A) $5,000,000 minus the principal amount of the Put Notes (if any, and excluding the Put Note Structuring Fee (as defined herein)) (the “Additional Principal Loan Amount”), plus (B) the quotient of a fraction, the numerator of which is the Additional Principal Loan Amount multiplied by 0.035, and the denominator of which is 0.965 (the “Loan Structuring Fee”).

(c) “Affiliate” shall mean, with respect to a person, any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to (i) vote 10% or more of the securities having ordinary voting power for the election of directors (or comparable positions) of such Person or (ii) direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

(d) “Anti-Terrorism Law” shall mean any requirement of law related to terrorism financing or money-laundering including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (“Patriot Act”) of 2001 (Title III of Pub. L. 107-56), The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) and Executive Order 13224 (effective September 24, 2001).

(e) “Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in New York City are authorized or required by law to close.

(f) “Capital Leases” shall mean, as applied to any Person, any lease of any Property by such Person as lessee which would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on the balance sheet of such Person.

(g) “Casualty Event” shall mean any loss of title or any loss of or damage to or destruction of, or any condemnation or other taking (including by any Governmental Authority) of, any property of any Company Party. “Casualty Event” shall include but not be limited to any taking of all or any part of any Real Property of any person or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any law, or by reason of the temporary requisition of the use or occupancy of all or any part of any Real Property of any person or any part thereof by any Governmental Authority, civil or military, or any settlement in lieu thereof.

(h) “CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, state and local analogs, and all rules and regulations and requirements thereunder in each case as now or hereafter in effect.

(i) “Closing Price” shall mean the closing sale price (or if no closing sale price is reported, the last sale price) of the Common Stock on the NASDAQ Stock Market on such date or dates, or, if the Common Stock is not listed or admitted to trading on the NASDAQ Stock Market, but is traded in the over-the-counter market, the closing sale price of such Common Stock, or, if no sales are publicly reported, the average of the closing bid and asked prices, as furnished by two members of the Financial Industry Regulatory Authority, Inc., who make a market in such Common Stock selected from time to time by the Company for that purpose.

(j) “Code” shall mean the Internal Revenue Code of 1986, as amended, and any successor statute and the rules and regulations promulgated thereunder.

(k) “Collateral” shall mean all Property and interests in Property and proceeds thereof now owned or hereafter acquired by a Company Party in or upon which a Lien is granted by such Person in favor of Administrative Agent, for the benefit of the Administrative Agent and each Lender, under the Loan Agreement or any document contemplated thereby, including without limitation, all “Collateral” and “Mortgaged Properties” (as defined in each of the Mortgages (as defined in the Loan Agreement) and the Pledge and Security Agreement, as applicable) or similar terms used in the Security Instruments, provided that, in each case, Collateral shall not include Excluded Property.

(l) “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” and “under common control” shall have meanings correlative thereto.

(m) “Controlled Group” shall mean all members of a controlled group of corporations and all businesses (whether or not incorporated) under common control which, together with Company, are treated as a single employer under Section 414 of the Code.

(n) “Conversion Price” shall mean an amount equal to the lesser of (i) $1.49 and (ii) the aggregate of (x) VWAP for the five (5) consecutive Trading Days immediately following the date hereof, plus (y) an amount equal to fifteen percent (15%) of such price, or such other amount as the parties may mutually agree in their sole and absolute discretion.

(o) “Debtor Relief Law” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

(p) “Deposit Account” shall have the meaning given to such term in the Uniform Commercial Code (or any successor statute), as adopted and in force in the State of New York or, when the laws of any other state govern the method or manner of the perfection or enforcement of any Lien in any of the Collateral, the Uniform Commercial Code (or any successor statute) of such other state.

(q) “Disposition” shall mean any sale, lease, license, transfer, assignment, conveyance, Sale Leaseback Transaction or other disposition of any Property.

(r) “Domestic Subsidiary” shall mean any Subsidiary of the Company or any other Company Party organized under the laws of the United States of America, any State thereof or the District of Columbia.

(s) “Environment” or “Environmental” shall have the meanings set forth in 42 U.S.C. 9601(8) and shall include, without limitation, soil, soil gas, sediment, fish, wildlife, biota and all other natural resources.

(t) “Environmental Claim” shall mean any third party (including governmental agencies and employees) action, lawsuit, claim, demand, regulatory action or proceeding, order, decree, consent agreement or notice of potential or actual responsibility or violation which seeks to impose liability under any Environmental Law.

(u) “Environmental Laws” shall mean, all Legal Requirements relating to Hazardous Substances, pollution, restoration or protection of the environment or the health and safety of employees as it related to Hazardous Substances, including, but not limited to the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.), Safe Drinking Water Act (42 U.S.C. §3000(f) et seq.), Toxic Substances Control Act (15 U.S.C. §2601 et seq.), Clean Air Act (42 U.S.C. §7401 et seq.), Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601 et seq.) and other similar state and local statutes, in effect as of the date hereof, including any judicial or administrative interpretation thereof.

(v) “Environmental Permits” means any permit, license, order, approval, registration or other authorization issued under Environmental Laws by any Governmental Authority.

(w) “Excluded Property” has the meaning assigned to such term in the Pledge and Security Agreement.

(x) “Excluded Subsidiaries” shall mean (a) any Foreign Subsidiary of any Company Party and (b) any of the other Persons satisfying the provisions set forth in Section 6.22(a) of the Loan Agreement.

(y) “Executive Order” shall mean any executive order or regulation promulgated under any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and thereunder with the result that the investment in the Company Parties (whether directly or indirectly) is prohibited by law, or the Senior Loan made by the Lenders would be in violation of law, the executive order, any related enabling legislation or any other similar executive orders.

(z) “Foreign Subsidiary” shall mean any Subsidiary of a Company Party that is not a Domestic Subsidiary and any Subsidiary of any Foreign Subsidiary.

(aa) “Financial Statements” shall mean the audited financial statements, including the audited consolidated balance sheet, of the Company and the Company Parties in each case, as of December 31, 2013, or December 31 of the relevant fiscal year then ended, as applicable, and the related audited consolidated statements of income, cash flow, and retained earnings of the Company and the Company Parties, in each case, for the fiscal year ending December 31, 2013, or the fiscal year then ended, as applicable, copies of which have been delivered to Representative and Purchasers.

(bb) “GAAP” shall mean means generally accepted accounting principles recognized as such by the Financial Accounting Standards Board (or generally recognized successor) consistently applied and maintained throughout the period indicated and consistent with applicable laws, except for changes mandated by the Financial Accounting Standards Board or any similar accounting authority of comparable standing (except that the determination of whether a lease is to be treated as an operating lease or capital lease shall be made without giving effect to any change in accounting for leases pursuant to GAAP, including, without limitation, resulting from the implementation of proposed changes to Accounting Standards Codification Topic 840, Leases, by the Exposure Draft issued by the FASB and IASB on August 17, 2010 (and related updates and changes to the Exposure Draft), or any successor proposal), applied on a basis consistent with the requirements of Section 1.3 of the Loan Agreement. If any change in any accounting principle or practice is required by the Financial Accounting Standards Board (or generally recognized successor) in order for such principle or practice to continue as a generally accepted principle or practice, all financial reports or statements required hereunder or in connection herewith may be prepared in connection with such change, but all calculations and determinations to be made hereunder may be made in accordance with such change only if Company and the Representative agrees to do so. Whenever any accounting term is used herein which is not otherwise defined, it shall be interpreted in accordance with GAAP or International Financial Reporting Standards (IFRS), as applicable.

(cc) “Governmental Authority” shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

(dd) “Hazardous Substance” shall mean any substances, materials, or wastes identified or regulated as “hazardous,” “toxic,” or “dangerous” pursuant to any Environmental Law, including without limitation pollutants, contaminants, petroleum, petroleum products (including crude oil or any faction thereof), radionuclides, radioactive materials, and medical and infectious waste.

(ee) “Hedge Contract” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, puts, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

(ff) “Intellectual Property” shall mean with respect to any Person, all of such Person’s rights, title and interest in and to all copyrights, patents and trademarks, including, without limitation, all present and future: trade secrets, know-how and other proprietary information; trademarks, trademark applications, internet domain names, service marks, service mark applications, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and the goodwill of the business relating thereto and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world (but excluding intent-to-use trademark applications unless and until a statement of use or amendment to allege use is filed and accepted by the U.S. Patent and Trademark Office or any other filing is made or circumstances otherwise change so that the interests of a Company Party in such trademarks is no longer on an “intent-to-use” basis, at which time such trademarks shall automatically and without further action by the parties be subject to the security interest granted by such Company Party to the Administrative Agent under the Loan Agreement); copyrights and copyright applications; (including copyrights for computer programs) and all tangible and intangible property embodying the copyrights, unpatented inventions (whether or not patentable); patents and patent applications; industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; the right to sue for all past, present and future infringements of any of the foregoing; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.

(gg) The Company or any Company Party shall be deemed to have “Knowledge” (or other similar phrase) of a particular fact or other matter if any Responsible Officer or any other executive officer (as defined in Item 401 of Regulation S-K) of the Company has “Knowledge” of such fact or other matter. An individual shall be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter or would have knowledge of such fact or other matter after a commercially reasonable inquiry and investigation.

(hh) “Legal Requirements” shall mean, as to any Person, any law, statute, ordinance, decree, requirement, order, judgment, rule, regulation (or official interpretation of any of the foregoing, including any official policy or guidance) of, and the terms of any license or permit issued by, any Governmental Authority, including, but not limited to, Regulations D, T, U, and X, which is applicable to such Person.

(ii) “Lien” shall mean any recorded or unrecorded, express or implied, written or oral mortgage, lien (statutory or otherwise), pledge, assignment, charge, deed of trust, security interest, hypothecation, preference, deposit arrangement or encumbrance (or other type of arrangement having the practical effect of the foregoing) to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law, or otherwise (including, without limitation, the interest of a vendor or lessor under any conditional sale agreement, synthetic lease, Capital Lease, or other title retention agreement).

(jj) “Material Adverse Condition” shall mean (a) a material adverse change in the business, assets, financial condition or operations of the Company Parties, taken as a whole, (b) a material adverse effect on any Company Party’s ability, as a whole, to perform its obligations under the Loan Agreement, any other document contemplated by the Loan Agreement or any Equity Documents, or (c) a material adverse change on the validity or enforceability of this Agreement or any of the other material Exchange Documents (other than as a direct result of an action or omission by Administrative Agent or Representative solely to the extent that Administrative Agent or Representative was expressly required to take such action under the Exchange Documents and failed to do so).

(kk) “Material Contract” shall mean each contract or agreement to which Company or any other Company Party is a party that is required (or would be required if such Person were subject to the reporting requirements of Regulation S-K) to be filed with the SEC pursuant to the requirements of Item 601(b) of Regulation S-K (other than those which have expired, terminated or are otherwise no longer in effect).

(mm) “Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 3(37) and Section 4001(a)(3) of ERISA that is subject to Title IV of ERISA.

(nn) “National Priorities List” has the meaning assigned such term in CERCLA.

(oo) “Obligations” shall mean (a) obligations of the Company and the other Company Parties from time to time to pay (and otherwise arising under or in respect of the due and punctual payment of) (i) the principal of and the Applicable Premium (as defined in the Loan Agreement) (and any other premium, if any), and interest (including interest accruing during the pendency of any proceeding under any Debtor Relief Law, regardless of whether allowed or allowable in such proceeding) on the Senior Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) the Structuring Fee and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any proceeding under any Debtor Relief Law, regardless of whether allowed or allowable in such proceeding), of the Company and the other Company Parties under the Equity Documents, the Loan Agreement and any documents contemplated by the Loan Agreement and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Company and the other Company Parties under or pursuant to the Equity Documents, the Loan Agreement and any documents contemplated by the Loan Agreement.

(pp) “OFAC” shall mean the U.S. Treasury Department Office of Foreign Assets Control.

(qq) “Organizational Documents” shall mean with respect to any Person, (i) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such Person, (ii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such Person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such Person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such Person and (v) in any other case, the functional equivalent of the foregoing.

(rr) “Person” shall mean any person or entity, whether an individual, trustee, corporation, limited liability company, general partnership, limited partnership, trust, unincorporated organization, business association, firm, joint venture, governmental entity.

(ss) “Permits” shall mean any approval, certificate of occupancy, consent, waiver, exemption, variance, franchise, order, permit, authorization, right or license of or from any Governmental Authority, including without limitation, an Environmental Permit.

(tt) “Permitted Dispositions” shall mean any Disposition permitted by Section 6.4 of the Loan Agreement.

(uu) “Permitted Lien” shall mean any Liens permitted under Section 6.1 of the Loan Agreement.

(vv) “Plan” shall mean any employee pension benefit plan, as defined in Section 3(2) of ERISA, subject to the provisions of Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA other than a Multiemployer Plan.

(ww) “Property” of any Person means any property or assets (whether real, personal, or mixed, tangible or intangible) of such Person.

(xx) “Put Note Amount” shall mean an aggregate amount equal to (A) $5,000,000 minus the amount of the Additional Senior Loan Put Notes (if any, and excluding Loan Structuring Fee) (the “Additional Put Note Amount”), plus (B) the quotient of a fraction, the numerator of which is the Additional Put Note Amount multiplied by 0.035, and the denominator of which is 0.965 (the “Put Note Structuring Fee,” and together with the Loan Structuring Fee, the “Structuring Fee”).

(yy) “Real Property” shall mean, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned, or leased by any person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto and all improvements and appurtenant futures and, for the avoidance of doubt, includes buildings and fixtures.

(zz) “Release” shall mean any release, deposit, discharge, emission, leaking, leaching, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, or disposing into the Environment or as may be defined in the Environmental Laws.

(aaa) “Regulations D, T, U and X” shall mean Regulations D, T, U, and X of the Federal Reserve Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

(bbb) “Requisite Lenders” shall mean, Lenders holding unfunded commitments under the Loan Agreement and the aggregate outstanding principal amount of the Senior Loans representing more than 50% of the sum of all unfunded commitments under the Loan Agreement of the Lenders and the entire outstanding principal amount of the Senior Loans of the Lenders; provided further that, if there are two or more Lenders, the commitment under the Loan Agreement of, and the portion of the Senior Loans held or deemed held by, any defaulting Lender under the Loan Agreement shall be excluded for purposes of making a determination of Requisite Lenders unless all Lenders are defaulting Lenders under the Loan Agreement.

(ccc) “Response” shall mean any response, remedial, removal, or corrective actions undertaken as required pursuant to Environmental Laws to address a Release of Hazardous Substances to the Environment.

(ddd) “Responsible Officer” means (a) with respect to any Person that is a corporation, such Person’s Chief Executive Officer, President, Chief Financial Officer, Treasurer or General Counsel, (b) with respect to any Person that is a limited liability company, a manager or the Responsible Officer of such Person’s managing member or manager, and (c) with respect to any Person that is a general partnership or a limited liability partnership, the Responsible Officer of such Person’s general partner or partners.

(eee) “Returns” shall mean any federal, state, local, or foreign report, declaration of estimated Tax, information statement or return relating to, or required to be filed in connection with, any Taxes, including any information return or report with respect to backup withholding or other payments of third parties.

(fff) “Sale Leaseback Transaction” shall mean means any arrangement, directly or indirectly, with any person whereby any Company Party shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

(ggg) “Security Instruments” shall mean, collectively, (a) the Mortgages (as defined in the Loan Agreement), (b) the Pledge and Security Agreement, (c) each other agreement, instrument or document executed at any time in connection with the Pledge and Security Agreement, or the Mortgages, (d) each agreement, instrument or document executed in connection with any Deposit Account subject to the Administrative Agent’s control; and (e) each other agreement, instrument or document executed at any time in connection with securing the Obligations.

(hhh) “Solvent” shall mean, with respect to any Person, as of the date of any determination, that on such date (a) the fair value of the Property of such Person (both at fair valuation and at present fair saleable value) is greater than the total liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations, and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s Property would constitute unreasonably small capital after giving due consideration to current and anticipated future capital requirements and current and anticipated future business conduct and the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, such liabilities shall be computed at the amount which, in light of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

(iii) “Subsidiary” shall mean, with respect to any Person (the “parent”) at any date, (i) any other corporation, limited liability company, association, or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all equity interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent, (ii) any partnership (a) the sole general partner or the managing general partner of which is the parent and/or one or more subsidiaries of the parent or (b) the only general partners of which are the parent and/or one or more subsidiaries of the parent and (iii) any other Person that is otherwise Controlled by the parent and/or one or more subsidiaries of the parent. Unless the context requires otherwise, “Subsidiary” refers to a Subsidiary of the Company.

(jjj) “Taking” shall mean any condemnation for public use of, or damage by reason of, the action of any Governmental Authority, or any transfer by private sale in lieu thereof, either temporarily or permanently.

(kkk) “Taxes” shall mean all taxes, charges, fees, levies, or other assessments imposed by any federal, state, local, or foreign taxing authority, including without limitation, income, gross receipts, excise, real or personal property, sales, occupation, use, service, leasing, environmental, value added, transfer, payroll, and franchise taxes (and including any interest, penalties, or additions to tax attributable to or imposed on with respect to any such assessment).

(lll) “Trading Day” shall mean a day on which trading in the Common Stock generally occurs on the NASDAQ Global Market.

(mmm) “VWAP” shall mean the volume-weighted, average trading price of the Company’s Common Stock on the NASDAQ Global Market during a specified period, calculated by dividing the total value by the total volume of securities traded.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

GEVO, INC.

By:	/s/ Mike Willis
Name: Mike Willis
Title:	Chief Financial Officer

GEVO DEVELOPMENT, LLC

By:	/s/ Mike Willis
Name: Mike Willis
Title:	Chief Financial Officer

AGRI-ENERGY, LLC

By:	/s/ Mike Willis
Name: Mike Willis
Title: Chief Financial Officer

[Additional Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

WB GEVO, LTD.

By:	/s/ Mark Strefling
Name: Mark Strefling
Title: Director

WHITEBOX ADVISORS LLC, as Administrative Agent

By:	/s/ Mark Strefling
Name: Mark Strefling
Title: Chief Operating Officer

WHITEBOX ADVISORS LLC, as Representative

By:	/s/ Mark Strefling
Name: Mark Strefling
Title: Chief Operating Officer

EXHIBIT A

FORM OF GUARANTOR JOINDER AGREEMENT

This GUARANTOR JOINDER AGREEMENT to the Exchange and Purchase Agreement (the “Joinder Agreement”) is made and entered into as of                     by and among Gevo, Inc., a Delaware corporation (the “Company”),                     (“Whitebox”), and the undersigned (the “Joining Party”), and related to that certain Exchange and Purchase Agreement dated as of         , 2014 (as amended from time to time, the “Purchase Agreement”), by and between the Company, Gevo Development, LLC, a                     limited liability company (“Gevo LLC”) and Agri-Energy, LLC, a                     limited liability company (“AE LLC,” and collectively with the Company and Gevo LLC, the “Company Parties”), Whitebox, Whitebox Advisors LLC, in its capacity as administrative agent under the Loan Agreement (the “Administrative Agent”), and Whitebox Advisors LLC, in its capacity as representative of the Purchaser under the Purchase Agreement (the “Representative”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Purchase Agreement.

WHEREAS, the Joining Party is a guarantor under that certain Loan Agreement; and

WHEREAS, the Joining Party has agreed to become a party to the Purchase Agreement on the terms set forth herein.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agrees as follows:

1. The Joining Party hereby acknowledges that it has received a copy of the Purchase Agreement and all other documents it deems fit to enter into this Joinder Agreement, and acknowledges and agrees to (i) join and become a party to the Purchase Agreement as indicated by its signature below, (ii) be bound by all covenants, agreements, representations, warranties, indemnities and acknowledgements attributable to the “Company Parties, as if the Joining Party was a party thereto as of the date of the Purchase Agreement; (iii) perform all obligations and duties required and be entitled to all of the benefits of a “Company Party” pursuant to the Purchase Agreement and (iv) agree to be deemed a “Company Party” under the Purchase Agreement.

2. The Joining Party hereby represents and warrants to the Company that it has all the requisite [corporate] power and authority to execute, deliver and perform such Joining Party’s obligations under this Joinder Agreement.

3. The Company, on behalf of the Joining Party, has provided the Representative with Updated Disclosure Schedules with any applicable disclosure necessary to make the representations and warranties set forth in the Agreement accurate and complete, as if such Additional Guarantor was a party to the Agreement on the date of the Agreement.

4. This Joinder Agreement shall be binding upon and shall inure to the benefit of, and be enforceable by, the parties to the Purchase Agreement and the Joining Party and their respective heirs, representatives, successors and assigns.

5. This Joinder Agreement may be signed in one or more counterparts (which may be delivered in original form or in electronic format), each of which shall constitute an original when so executed and delivered and all of which together shall constitute one and the same agreement.

6. No amendment or waiver of any provision of this Joinder Agreement, nor any consent or approval to any departure therefrom, shall in any event be effective unless the same shall be in writing signed by the Company, the Representative and the holders of a majority of the aggregate amount of the Senior Loan and/or Notes outstanding.

7. The validity and interpretations of this Joinder Agreement, and the terms and conditions set forth herein, shall be governed by and construed in accordance with the laws of the State of New York.

[Signatures on Next Page]

IN WITNESS WHEREOF, the undersigned has executed and delivered this Joinder Agreement as of the date written below.

Date:

JOINING PARTY:	COMPANY PARTIES:

Acknowledged and accepted:

By: Name: Title	GEVO, INC. By: Name: Title GEVO DEVELOPMENT, LLC By: Name: Title AGRI-ENERGY, LLC By: Name: Title WHITEBOX: Acknowledged and accepted:
[ ] By: Name: Title

EXHIBIT B

FORM OF PURCHASER JOINDER AGREEMENT

This PURCHASER JOINDER AGREEMENT to the Exchange and Purchase Agreement (the “Joinder Agreement”) is made and entered into as of                     by and among Gevo, Inc., a Delaware corporation (the “Company”),                     (“Whitebox”), and the undersigned (the “Joining Party”), and related to that certain Exchange and Purchase Agreement dated as of         , 2014 (as amended from time to time, the “Purchase Agreement”), by and between the Company, Gevo Development, LLC, a                     limited liability company (“Gevo LLC”), Agri-Energy, LLC, a                     limited liability company (“AE LLC”), the Additional Guarantors (collectively with the Company, Gevo LLC, AE LLC and the Additional Guarantors, the “Company Parties”), Whitebox, Whitebox Advisors LLC, in its capacity as administrative agent under the Loan Agreement (the “Administrative Agent”), and Whitebox Advisors LLC, in its capacity as representative of the Purchaser under the Purchase Agreement (the “Representative”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Purchase Agreement.

WHEREAS, the Joining Party is acquiring the Company’s 10.0% Convertible Senior Secured Notes due 2017 (the “Convertible Notes”); and

WHEREAS, the Joining Party has agreed to become a party to the Purchase Agreement on the terms set forth herein.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agrees as follows:

1. The Joining Party hereby acknowledges that it has received a copy of the Purchase Agreement and all other documents it deems fit to enter into this Joinder Agreement, and acknowledges and agrees to (i) join and become a party to the Purchase Agreement as indicated by its signature below, (ii) be bound by all covenants, agreements, representations, warranties, indemnities and acknowledgements attributable to the “Lender” or “Purchaser,” as the case may be, as if the Joining Party was a party thereto as of the date of the Purchase Agreement; (iii) perform all obligations and duties required and be entitled to all of the benefits of a “Lender” or “Purchaser” pursuant to the Purchase Agreement and (iv) be deemed a “Lender” or “Purchaser,” as the case may be, under the Purchase Agreement.

2. Notwithstanding anything herein to the contrary, the Joining Party shall not be considered a “Purchaser” for purposes of, and shall have no right to participate in, any purchase of Option Notes pursuant to Section 1.5 of the Purchase Agreement (the “Additional Purchase”), and any rights, obligations, covenants, representations or warranties of any party to the Purchase Agreement in connection with such Additional Purchase shall not apply to the Joining Party.

3. The Joining Party hereby represents and warrants to the Company that it has all the requisite [corporate] power and authority to execute, deliver and perform such Joining Party’s obligations under this Joinder Agreement.

4. This Joinder Agreement shall be binding upon and shall inure to the benefit of, and be enforceable by, the parties to the Purchase Agreement and the Joining Party and their respective heirs, representatives, successors and assigns.

5. This Joinder Agreement may be signed in one or more counterparts (which may be delivered in original form or in electronic format), each of which shall constitute an original when so executed and delivered and all of which together shall constitute one and the same agreement.

6. No amendment or waiver of any provision of this Joinder Agreement, nor any consent or approval to any departure therefrom, shall in any event be effective unless the same shall be in writing signed by the Company, the Representative and the holders of a majority of the aggregate amount of the Senior Loan and/or Notes outstanding.

7. The validity and interpretations of this Joinder Agreement, and the terms and conditions set forth herein, shall be governed by and construed in accordance with the laws of the State of New York.

[Signatures on Next Page]

IN WITNESS WHEREOF, the undersigned has executed and delivered this Joinder Agreement as of the date written below.

Date:

JOINING PARTY:	COMPANY PARTIES:

Print Name: Signature: Address: Telephone: Facsimile: E-mail: Aggregate Principal Amount of Senior Loan Held by Such Lender: Aggregate Principal Amount of Notes Held by Such Purchaser:	Acknowledged and accepted: GEVO, INC. By: Name: Title GEVO DEVELOPMENT, LLC By: Name: Title AGRI-ENERGY, LLC By: Name: Title WHITEBOX: Acknowledged and accepted:
[ ] By: Name: Title

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